                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14(a)-11(c) or Section
    240.14a-12

                               Movado Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         1)  Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

         2) Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------

         4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

         5) Total fee paid:

         -----------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:

         -----------------------------------------------------------------------

         2) Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------

         3) Filing Party:

         -----------------------------------------------------------------------

         4) Date Filed:

         -----------------------------------------------------------------------

LOGO


MOVADO
GROUP



        May 23, 1997




        Dear Shareholders:


          You are cordially invited to attend the 1997 Annual Meeting of the shareholders of Movado Group, Inc. to be held on Tuesday, June 10, 1997, at 10:00 a.m., Eastern Daylight Time, at the offices of Simpson, Thacher & Bartlett located at 425 Lexington Avenue, New York, New York. The official Notice of Meeting, Proxy Statement and form of proxy are enclosed with this letter. The matters listed in the Notice of Meeting are described in the attached Proxy Statement.

          The vote of every shareholder is important and your cooperation in completing, signing and returning your proxy promptly will be appreciated.

          We hope to see you at the Annual Meeting.





     Sincerely,




     Gedalio Grinberg
     Chairman of the Board
     And Chief Executive Officer



     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN
        AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE,
               WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.




125 Chubb Avenue, Lyndhurst, New Jersey 07071 Telephone: 201-460-4800
Facsimile: 201-460-4540

                               MOVADO GROUP, INC.
                                125 CHUBB AVENUE
                           LYNDHURST, NEW JERSEY 07071

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  June 10, 1997

Notice is hereby given that the Annual Meeting of Shareholders of Movado Group, Inc. will be held on Tuesday, June 10, 1997 at 10:00 a.m., Eastern Daylight Time, at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York for the following purposes:

         1. To elect six directors to serve until the next Annual Meeting and until their successors are elected and qualified;

         2. To ratify the selection of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending January 31, 1998;

         3. To consider and vote upon an amendment to the Company's Certificate of Incorporation modifying the definition of "Permitted Transferee" in Paragraph 4.1(d)(i) with respect to the Class A Common Stock; and

         4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Holders of the Company's Common Stock and Class A Common Stock of record at the close of business on May 5, 1997 are entitled to notice of and to vote at the Annual Meeting of Shareholders or any postponements or adjournments thereof.



Dated:  May 23, 1997                       By order of The Board of Directors



                                           Timothy F. Michno
                                           Secretary and General Counsel



WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                               MOVADO GROUP, INC.
                                125 CHUBB AVENUE
                               LYNDHURST, NJ 07071

                                 PROXY STATEMENT

                     INFORMATION CONCERNING THE SOLICITATION

         This proxy statement and the accompanying proxy are being furnished to the shareholders of Movado Group, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be used for voting at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Tuesday, June 10, 1997 at 10:00 a.m., Eastern Daylight Time, at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York and at any adjournments thereof. It is expected that this proxy statement and the form of proxy will first be sent to shareholders on or about May 23, 1997.

         At the Annual Meeting, the holders of the Company's Common Stock and Class A Common Stock (together the "Capital Stock") will be asked to consider and vote upon the following proposals:

         1. To elect six directors to serve until the next annual meeting and until their successors are elected and qualified;

         2. To ratify the selection of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending January 31, 1998;

         3. To consider and vote upon an amendment to the Company's Certificate of Incorporation modifying the definition of "Permitted Transferee" in Paragraph 4.1 (d) (i) with respect to the Class A Common Stock; and

         4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         The Board of Directors knows of no other business to be presented at the Annual Meeting. If any other business is properly presented, the persons named in the enclosed proxy will have the power to vote all proxies received, and not theretofore revoked, in accordance with the recommendations of the Board of Directors. If the enclosed proxy is properly executed, duly returned to the Company in time for the Annual Meeting and not revoked, your shares will be voted in accordance with the instructions contained thereon. Where a signed proxy is returned, but no specific instructions are indicated, your shares will be voted FOR the nominees for Directors identified below, FOR the ratification of the appointment of Price Waterhouse LLP as the Company's independent accountants for fiscal year 1998 and FOR the approval of the amendment to the Company's Certificate of Incorporation.

         Abstentions will be treated as present for purposes of determining a quorum for the Annual Meeting. Proxies returned by brokers as "non-votes" will not be treated as present for purposes of determining the presence of a quorum.

         Any shareholder who executes and returns a proxy may revoke it in writing at any time before it is voted at the Annual Meeting by: (i) filing with the Secretary of the Company, at the above address, written notice of such revocation bearing a later date than the proxy or a subsequent proxy relating to the same shares or (ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy).

         The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors. The entire cost of soliciting these proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone by officers, directors and employees of the Company, who will receive no additional compensation for such activities. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, who will be reimbursed for their reasonable expenses incurred in such connection.

                          OUTSTANDING VOTING SECURITIES

         The Board of Directors has fixed the close of business on May 5, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only holders of record of the Capital Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting or any and all adjournments thereof. On the Record Date there were 4,313,135 shares of Common Stock outstanding and 3,215,302 shares of Class A Common Stock outstanding reflecting the Company's five for four stock split effected by means of a stock dividend distributed May 1, 1997. Each share of Common Stock is entitled to one vote, and each share of Class A Common Stock is entitled to 10 votes. The holders of a majority in voting power of the outstanding shares of Capital Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a majority in voting power, present in person or represented by proxy and entitled to vote, is required to ratify the selection of Price Waterhouse LLP as the Company's independent accountants for fiscal 1998; and the affirmative vote of the holders of a plurality in voting power, present in person or represented by proxy and entitled to vote, is sufficient for the election of Directors.

         The approval of the proposal to amend the Company's Certificate of Incorporation requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of Capital Stock entitled to vote at the Annual Meeting.

                               SECURITY OWNERSHIP
                              OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of the Class A Common Stock and the Common Stock as of the Record Date (except as otherwise noted in footnotes 4 , 5 and 10) by (i) each shareholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of Class A Common Stock or of the outstanding shares of Common Stock, (ii) each director, (iii) each Named Executive Officer (as hereinafter defined) and (iv) all executive officers and directors as a group. Unless otherwise noted, all shares are beneficially owned by the persons indicated.

                                                                   PERCENT OF OUTSTANDING
                                                                   SHARES OF CAPITAL STOCK
                                                                   -----------------------
                                            SHARES OF
                                             CLASS A        SHARES OF
                                              COMMON          COMMON                                  PERCENT OF
                                              STOCK           STOCK        CLASS A                      TOTAL
                                           BENEFICIALLY    BENEFICIALLY    COMMON        COMMON         VOTING
NAME AND ADDRESS OF BENEFICIAL OWNER          OWNED           OWNED         STOCK         STOCK        POWER (1)
----------------------------------------------------------------------------------------------------------------

Margaret Hayes Adame ................              -            1,250          -               *            *

Kenneth J. Adams (2) ................              -            8,131          -               *            *

Michael J. Bush (3) .................              -           31,250          -               *            *

FMR Corp. (4) .......................              -          748,875          -            17.4%         2.0%

Goldman Sachs  & Co. (5) ............              -          767,750          -            17.8%         2.1%

Efraim Grinberg (6) .................          572,732         88,418         17.8%          2.0%        15.9%

Gedalio Grinberg (7) ................        2,173,766         40,918         67.6%            *         59.7%

Timothy F. Michno(8) ................              -            2,631          -               *            *

Donald Oresman ......................            1,307              -          *               -            *

Leonard L. Silverstein (9) ..........          331,120         21,882         10.3%            *          9.15%

Thomson Hortsmann & Bryant, Inc. (10)              -          404,875          -             9.4%         1.1%

All officers and directors as a group        2,747,806        157,312         85.5%          3.6%        75.8%
(8 persons) (11)


----------------------

*        DENOTES LESS THAN ONE PERCENT

(1) In calculating the percent of total voting power, the voting power of shares of Common Stock (one vote per share) and Class A Common Stock (10 votes per share) has been aggregated.

(2) The total shares of Common Stock reported as beneficially owned by Mr. Adams includes 8,125 shares which he has the right to acquire by the exercise of options under the Company's 1996 Stock Incentive Plan.

(3) The total shares of Common Stock reported as beneficially owned by Mr. Bush includes 25,000 shares which he has the right to acquire by the exercise of options under the Company's 1996 Stock Incentive Plan.

(4) In a joint filing on Schedule 13G dated February 14, 1997, under the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), FMR Corp., through its wholly owned subsidiary, Fidelity Management and Research Company, and Edward C. Johnson 3d and Abigail P. Johnson each reported beneficial ownership of 599,100 shares of Common Stock as to which each such reporting person has sole dispositive power and which, as adjusted for the Company's five for four stock split effected by means of a stock dividend distributed on May 1, 1997 (the "Stock Split"), equaled 748,875 shares. Each reporting person reported having no shared dispositive power as to any of such shares nor any voting power, either sole or shared, as to any such shares. Each such reporting person also reported that all of the shares of Common Stock which it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of FMR Corp. and Mr. and Mrs. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109.

(5) On February 14, 1997, in a joint filing on Schedule 13G under the Exchange Act, Goldman Sachs Equity Portfolios, Inc. on behalf of Goldman Sachs Small Cap Equity Fund ("GS Equity"), reported beneficial ownership of 541,600 shares of Common Stock as to which it has shared investment and voting power and which, as adjusted for the Company's Stock Split, equaled 677,000 shares. The Goldman Sachs Group, L.P. ("Group") and Goldman, Sachs & Co. ("GS & Co.") each reported beneficial ownership of 614,200 shares of Common Stock, including the shares owned by GS Equity. Each of Group and GS & Co. reported that it has shared investment and voting power as to all 614,200 shares of Common Stock. As adjusted for the Stock Split, the total shares of Common Stock beneficially owned by Group and GS & Co. equaled 767,750. None of Group, GS & Co. or GS Equity reported having sole voting or investment power as to any of the shares of Common Stock, and each reported in their Schedule 13G filing that all these shares were acquired in the ordinary course of business and not for the purpose, or with the effect, of changing or influencing the control of the Company, or in connection with any transaction having such purpose or effect. The address of Group, and GS & Co., is 85 Broad Street, New York, New York 10004. The address of GS Equity is 1 New York Plaza, New York, New York 10004.

(6) The total number of shares of Class A Common Stock beneficially owned by Mr. Efraim Grinberg includes an aggregate of 187,769 shares held by several trusts for the benefit of Mr. E. Grinberg's siblings and himself, of which trusts Mr. E. Grinberg is sole trustee. As sole trustee, Mr. E. Grinberg has sole investment and voting power with respect to the shares held by such trusts. In addition, the amount of shares of Class A Common Stock reported for Mr. E. Grinberg includes an aggregate of 287,647 shares of Class A Common Stock held by several trusts for the benefit of Mr. E. Grinberg's siblings and himself, of which trusts Mr. E. Grinberg is co-trustee with Mr. Leonard L. Silverstein. As a co-trustee, Mr. E. Grinberg has shared investment and voting power with Mr. Silverstein with respect to the shares of Class A Common Stock held by such trusts. The total number of shares of Common Stock owned by Mr. E. Grinberg includes 37,168 shares of Common Stock held under the Company's Employee Savings and Investment Plan ("401(k) Plan"), the trustees of which are Messrs. G. Grinberg and E. Grinberg, both of whom have shared investment and voting power as to such shares. Mr. E. Grinberg disclaims beneficial ownership as to the 318,073 shares of Class A Common Stock held by the trusts for the benefit of his siblings of which he is trustee or co-trustee and of the 37,168 shares of Common Stock held under the Company's 401(k) Plan except to the extent of his pecuniary interest therein. The total number of shares of Common Stock owned by Mr. E. Grinberg also includes 50,000 shares of Common Stock which he has the right to acquire by the exercise of options under the Company's 1996 Incentive Stock Plan.

(7) The total number of shares of Class A Common Stock beneficially owned by Mr. G. Grinberg includes 49,723 shares of Class A Common Stock owned by the Grinberg Foundation, a non-profit corporation of which Mr. G. Grinberg, Sonia Grinberg and Mr. Leonard L. Silverstein are the directors and officers and as to which shares these three individuals have shared investment and voting power. The total number of shares of Common Stock owned by Mr. G. Grinberg includes 37,168 shares of Common Stock held under the Company's 401(k) Plan, the trustees for which are Messrs. G. Grinberg and E. Grinberg, both of whom have shared investment and voting power as to such shares. Mr. G. Grinberg disclaims beneficial ownership as to the 49,723 shares of Class A Common Stock owned by the Grinberg Foundation and the 37,168 shares of Common Stock owned by the Company's 401(k) Plan except to the extent of his pecuniary interest therein.



(8) The total number of shares of Common Stock reported as beneficially owned by Mr. Michno includes 2,625 shares which he has the right to acquire by the exercise of options under the Company's 1996 Stock Incentive Plan.


(9) The total number of shares of Class A Common Stock beneficially owned by Mr. Leonard L. Silverstein includes an aggregate of 287,647 shares of Class A Common Stock held by several trusts for the benefit of Mr.
         G. Grinberg's three children, of which trusts Mr. Silverstein is co-trustee with Mr. E. Grinberg, with whom he has shared investment and voting power as to the shares held by such trusts. The total number of shares of Class A Common Stock reported for Mr. Silverstein also includes 49,723 shares of Class A Common Stock owned by the Grinberg Foundation, of which Mr. G. Grinberg, his wife and Mr. Silverstein are the directors and officers and as to which shares these three individuals have shared investment and voting power. Mr. Silverstein disclaims beneficial ownership of the shares of Class A Common Stock held by the trusts and the Grinberg Foundation.


(10) Thomson Hortsmann & Bryant, Inc. ("TH&B"), in a filing under the Exchange Act on Schedule 13G dated January 7, 1997, reported beneficial ownership of 323,900 shares of Common Stock as to all of which shares it has sole investment power. TH&B also reported that it has sole voting power with respect to 198,700 of such shares and shared voting power as to 5,300 of such shares. As adjusted for the Stock Split, TH&B's total beneficial ownership equals 404,875 shares of Common Stock, as to 248,375 of which it has sole voting power and shared voting power of 6,625 shares. TH&B reported that all of the shares of Common Stock which it beneficially owns were acquired in the ordinary course of business and not for the purpose, or with the effect, of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of TH&B is Park 80 West, Plaza Two, Saddle Brook, New Jersey 07663.

(11) Excludes double counting of shares deemed to be beneficially owned by more than one person. Unless otherwise indicated, the individuals named have sole investment and voting power.

----------------------

                         ITEM 1 - ELECTION OF DIRECTORS

         Directors hold office until the next annual meeting of shareholders and until the election and qualification of their successors. The Company's By-laws provide that the number of Directors constituting the Board may be changed by action of the Board of Directors, so long as the number is not less than three. The Board currently consists of six directors. All of the nominees are members of the present Board of Directors. If any nominee for election to the Board of Directors of the Company should be unable to accept nomination or election as a director, which is not expected, the proxies may be voted with discretionary authority for a substitute or substitutes designated by the Board of Directors or the number of Directors constituting the Board may be reduced in accordance with the Company's By-Laws. Directors shall be elected by the holders of a plurality of the voting power present in person or represented by proxy and entitled to vote. Abstentions and broker "non-votes" shall not be counted for purposes of the election of directors. THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF THE NOMINEES LISTED BELOW. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED EXCEPT WHERE AUTHORITY HAS BEEN WITHHELD.

         The following table lists information with respect to the nominees for election as directors of the Company.


      NAME                   AGE                 POSITION
      ----                   ---                 --------
Margaret Hayes Adame          57        Director

Michael J. Bush               36        Executive Vice President and Chief
                                        Operating Officer

Efraim Grinberg               39        President
                                        and Director

Gedalio Grinberg              65        Chief Executive Officer and Chairman of
                                        the Board of Directors

Donald Oresman                71        Director

Leonard L. Silverstein        75        Director


         There are no family relationships between any of the Company's directors with the exception of Efraim Grinberg, who is the son of Gedalio Grinberg. There are no arrangements between any director and any other person pursuant to which any of them was elected director.

         Ms. Hayes Adame was elected to the Board of Directors of the Company on September 8, 1993. Ms. Hayes Adame is the President of the Fashion Group International, Inc. which she joined in March 1993. From 1981 to March 1993, Ms. Hayes Adame was a senior vice president and general merchandise manager at Saks Fifth Avenue. She is also a member of the board of directors of International Flavors & Fragrances, Inc.

         Mr. Bush joined the Company in August 1995 as Executive Vice President and Chief Operating Officer. From 1991 to 1995, Mr. Bush was the Senior Vice President, Marketing and Strategic Planning for Ross Stores, Inc., a California based retailer. Prior to assuming his position at Ross Stores, Mr. Bush was a Senior Consultant with Bain & Company, Inc., a strategic consulting firm which he joined in 1985.

         Mr. E. Grinberg joined the Company in June 1980 and served as the Company's Vice President of Marketing from February 1985 until July 1986, at which time he was elected to the position of Senior Vice President of Marketing. In 1988, Mr. E. Grinberg was elected to the Board of Directors of the Company, and in June 1990, he was elected President and Chief Operating Officer. Mr. E. Grinberg also serves on the board of directors of the American Watch Association and the Jeweler's Security Alliance.

         Mr. G. Grinberg founded the Company in 1961 and, since then, has served as the Company's Chairman and Chief Executive Officer.

         Mr. Oresman has served on the Board of Directors of the Company since 1981. He was Executive Vice President and General Counsel of Paramount Communications, Inc., a publishing and entertainment company, from December 1983 until his retirement in March 1994. Prior to December 1983, Mr. Oresman was engaged in the practice of law as a partner of Simpson Thacher & Bartlett where he is now Of Counsel.

         Mr. Silverstein has served on the Board of Directors of the Company since 1975. He has been engaged in the practice of law at Silverstein and Mullens, Washington, D.C., for 39 years. Mr. Silverstein also serves as Vice President and Director of Tax Management, Inc., a wholly owned subsidiary of BNA, Inc., and a director of Chevy Chase Federal Savings Bank. He is a former Vice Chairman and currently honorary trustee of the John F. Kennedy Center for the Performing Arts, Past President of the Alliance Francaise of Washington, a director of the National Symphony Orchestra Association and a trustee of the White House Historical Association.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS
                    AND ITS COMMITTEES; DIRECTOR COMPENSATION

         Messrs. G. Grinberg and E. Grinberg serve on the Executive Committee of the Board of Directors. The Executive Committee of the Board of Directors has, in the intervals between meetings of the Board of Directors, all the authority of the Board of Directors except for those matters that the New York Business Corporation Law reserves to the full Board of Directors. The Executive Committee held three meetings in fiscal 1997.

         Ms. Hayes Adame and Messrs. Oresman and Silverstein serve on the Compensation Committee of the Board of Directors. The Compensation Committee of the Board of Directors reviews remuneration levels for executive officers of the Company, reviews significant employee benefits programs and establishes and administers executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs. The Compensation Committee is comprised solely of independent directors. The Compensation Committee held one meeting in fiscal 1997.

         Ms. Hayes Adame and Messrs. Oresman and Silverstein serve on the Audit Committee of the Board of Directors. The Audit Committee of the Board of Directors recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit and the independent accountants' letter of comments and management's responses thereto, any significant accounting changes made or contemplated and the effectiveness and efficiency of the Company's internal accounting staff. In addition, the Audit Committee meets periodically with the Company's Internal Audit staff with respect to internal control issues generally. The Audit Committee is comprised solely of independent directors. The Audit Committee held two meetings in the fiscal year ended January 31, 1997.

         The Board of Directors held three meetings during fiscal 1997 and each director attended all the meetings of the Board of Directors and all the meetings held by all committees of the Board on which such director served.

         No executive officer of the Company receives any additional compensation for serving the Company as a member of the Board of Directors or any of its committees. Directors who are not executive officers of the Company receive a fee of $3,000 for each Board meeting attended and $1,000 for each committee meeting attended.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities ( the "10% Stockholders"), to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the NASDAQ National Market. Executive officers, directors and 10% Stockholders of the Company are required by law to furnish the Company with copies of all Section 16(a) forms so filed. Based solely on review of copies of such forms received or written representations that no other reports were required, the Company believes that, during the last fiscal year, its executive officers, directors and 10% Stockholders complied with all filing requirements under Section 16(a) applicable to them with respect to their beneficial ownership of Capital Stock except that one report on Form 4 due on February 10, 1996 was filed late on a Form 5 on March 18, 1996 by each of Mr. Gedalio Grinberg, Chairman and Chief Executive Officer, and Mrs. Sonia Grinberg, a 10% stockholder, covering a total of twelve small acquisitions of phantom stock units under the Company's Deferred Compensation Plan. Although Mrs. Grinberg is not a participant in and is not eligible to participate in the Deferred Compensation Plan, the requirement that she file the report arose solely by virtue of her indirect pecuniary interest in the phantom stock units attributable to her spouse. The report was filed late for each reporting person due to the fact that the acquisitions had been eligible for deferred reporting on Form 5 under Rule 16a-6 of the 1934 Act as small acquisitions not exceeding $10,000 in market value within the prior six-month period until the final of such acquisitions made prior to the date the Plan statement was issued to Mr. Grinberg.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In August 1995, the Company hired Mr. Michael Bush as Executive Vice President and Chief Operating Officer. Pursuant to its offer of employment, the Company made a $150,000 interest free loan to Mr. Bush to partially compensate Mr. Bush for the loss of certain stock options he forfeited when he left Ross Stores, Inc. to join the Company. Under the terms of a promissory note, as amended, the loan is payable on or before January 31, 1998, provided, however, that so long as Mr. Bush remains at all times an employee of the Company the unpaid principal amount of the loan will be automatically reduced by $75,000 on January 31, 1997 and by an amount equal to the then remaining outstanding balance on January 31, 1998. In accordance with the terms of the amended note, the outstanding balance of the loan was reduced to $75,000 on January 31, 1997 which was the amount outstanding on January 31, 1997. In the event his employment with the Company should, for any reason, terminate prior to January 31, 1998, the note provides that the entire unpaid balance then outstanding would become automatically payable as of the date of such termination.

         In fiscal 1996, the Company entered into an agreement with a trust which owns an insurance policy issued on the lives of the Company's Chairman and Chief Executive Officer and his spouse. The insurance policy provides for a death benefit of $27 million. The trustees of the trust are the three children of the Chairman and his spouse, namely, Efraim Grinberg, Alexander Grinberg, and Miriam Grinberg-Phalen. Under the agreement, the trust has assigned the insurance policy to the Company as collateral to secure repayment by the trust of interest free loans to be made annually by the Company to the trust in amounts sufficient for the trust to pay the premiums on the insurance policy (approximately $740,000 per annum). Under the agreement, the trust will repay the loans from the death benefit proceeds of the policy. At January 31, 1997 the Company had loaned the trust $878,426 under this agreement.

                               EXECUTIVE OFFICERS

         For detailed information concerning Michael Bush, Gedalio Grinberg and Efraim Grinberg, see the listing for each under the heading "Election of Directors" above. The names of the other executive officers of the Company (and their respective ages as of the filing date of this report) are set forth below together with the positions held by each during the past five years.

     NAME                      AGE                      POSITION
     ----                      ---                      --------
Kenneth J. Adams                39             Senior Vice President and Chief
                                               Financial Officer

Timothy F. Michno               40             Secretary and General Counsel

Howard Regenbogen               67             Treasurer and Assistant Secretary

         Mr. Adams, who served as Corporate Controller since coming to the Company in December 1992, was elected Senior Vice President and Chief Financial Officer on April 14, 1995. Before joining the Company, Mr. Adams worked for twelve years at Price Waterhouse LLP where he progressed to the position of Senior Manager, serving clients in the international and middle market arenas.

         Mr. Michno joined the Company in April 1992 and since then has served as its Secretary and General Counsel. He has been engaged in the practice of law for the past 14 years, immediately prior to joining the Company and since 1986, as an associate at the New York firm of Chadbourne & Parke. From 1988 to 1991 he served as a resident outside counsel to American Brands, Inc., a consumer products company.

         Mr. Regenbogen joined the Company in 1972 as its Controller and has served as Treasurer of the Company since 1987. From September 1994 until April 14, 1995 Mr. Regenbogen served, in addition, as the Company's Chief Financial Officer.

               ITEM 2 - RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

         The Board of Directors has appointed Price Waterhouse LLP to be the Company's independent accountants for the year ending January 31, 1998, subject to ratification of such appointment by the Company's shareholders. Price Waterhouse LLP has served as the Company's independent accountants since fiscal year 1977. If the appointment of Price Waterhouse is not approved by the shareholders, or Price Waterhouse ceases to act as the Company's independent accountants, or the Board of Directors removes Price Waterhouse as the Company's independent accountants, the Board will appoint other independent accountants. The engagement of new accountants for periods following the 1998 Annual Meeting will be subject to ratification by the shareholders at that meeting.

         Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting of Shareholders. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR SUCH RATIFICATION. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

             ITEM 3 - PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION

         At the Annual Meeting, Shareholders will be asked to consider and, if deemed advisable, to approve an amendment to the Company's Certificate of Incorporation ("Proposed Amendment"). The Proposed Amendment, if approved by the Shareholders, would modify the definition of "Permitted Transferee" in Paragraph 4.1(d) (i) of the Company's Certificate of Incorporation with respect to the Company's Class A Common Stock.

         SUMMARY OF THE PROPOSED AMENDMENT

         Under the Company's Certificate of Incorporation, in the event that the beneficial or record ownership of any shares of Class A Common Stock is transferred to any person other than a Permitted Transferee, as defined in Paragraph 4.1(d) (i) each such share is converted automatically into Common Stock. As of the Record Date there were 4,313,135 and 3,215,302 shares of the Company's Common Stock and Class A Common Stock, respectively outstanding. There are twenty million shares of Common Stock and ten million shares of Class A Common Stock authorized. Each share of Common Stock is entitled to one vote per share and each share of Class A Common Stock is entitled to 10 votes per share on all matters submitted to a vote of the shareholders. Each holder of shares of Class A Common Stock is entitled to convert, at any time, any and all such shares into the same number of shares of Common Stock.

         The Certificate of Incorporation provides that Permitted Transferees include the spouse and certain family members of a holder of Class A Common Stock ("Class A Holder") as well as: trusts established principally for the benefit of such Class A Holders or their family members or other Permitted Transferees; the executor, administrator or personal representative of the estate of any Class A Holder; certain charitable organizations established by a Class A Holder or such person's family members; and certain trust grantors and trust beneficiaries.

         The Proposed Amendment would modify Paragraph 4.1(d) (i) of the Certificate of Incorporation by adding as two additional categories of Permitted Transferees, a corporation and a partnership in which every beneficial owner or partner, respectively, was either a Class A Holder, a family member or other affiliated person of such Class A Holder or other Permitted Transferee. The reason for the Proposed Amendment is to enable Class A Holders to transfer shares of Class A Common Stock to such entities without such shares automatically converting to Common Stock. Such transfers may be desirable for tax or estate planning purposes or other purposes depending on the individual circumstances of each Class A Holder. If adopted, the Proposed Amendment will have no effect on the rights of existing security holders other than modifying the restrictions on transfer of the Class A Common Stock as set forth above and in the Proposed Amendment.

         SHAREHOLDER APPROVAL

         On May 6, 1997 the Board of Directors of the Company unanimously approved the Proposed Amendment in the form annexed as Exhibit A to this Proxy Statement.

         Approval of the Proposed Amendment requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of Capital Stock entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have the effect of negative votes. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ADOPTION OF THE PROPOSED AMENDMENT. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                             EXECUTIVE COMPENSATION

         The following summary compensation table sets forth the compensation awarded to, earned by or paid to the Chief Executive Officer and each of the five other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") during fiscal 1997, 1996 and 1995 (each fiscal year ending January 31) for services rendered in all capacities to the Company and its subsidiaries.

                                               SUMMARY COMPENSATION TABLE (1)
                                                                                  Long Term Compensation
                                                  Annual     Compensation                Awards
                                            ------------------------------------  -----------------------

                                                                                  Restricted   Number of
    Name and                                                        Other Annual    Stock      Securities   All Other
Principal Position                 Year     Salary      Bonus($)    Compensation  Awards (s)   Underlying  Compensation
                                                                         ($)       ($) (2)     Options(#)     ($)
-----------------------------------------------------------------------------------------------------------------------
Gedalio Grinberg                   1997     650,000     175,000           0         13,500           0       257,870(3)
  Chairman and Chief               1996     650,000     150,000           0         11,775           0       217,746
  Executive Officer                1995     550,000     100,000           0              0           0       109,264


Efraim Grinberg                    1997     450,000     150,000           0          8,000      80,000        40,950(4)
  President                        1996     400,000     125,000           0          8,000           0        38,924
                                   1995     310,000      75,000           0              0           0         6,924


Michael J. Bush                    1997     350,000     115,000     159,128(5)       7,269           0       119,486(6)
  Executive Vice President         1996     114,423      79,167           0        112,000     100,000             0
  and Chief Operating Officer      1995           0           0           0              0           0             0


Kenneth J. Adams                   1997     165,000      45,000           0          1,722      10,000         8,308(7)
  Senior Vice President            1996     136,539      40,000           0             57           0         1,155
   And Chief Financial Officer     1995     107,500      36,813           0              0           0           924


Timothy F. Michno                  1997     160,000      14,000           0          1,600       3,000         8,409(8)
  Secretary and                    1996     150,000      12,500           0            390           0         2,454
  General Counsel                  1995     143,962      10,000           0              0           0           427


(1) The column designated by the United States Securities and Exchange Commission ("Commission") for the reporting of Long Term Incentive Plan Payouts has been deleted as no such compensation of a type required to be reported under such column was awarded to, earned by, or paid to any of the Named Executive Officers during the period covered by the table.

2) At January 31, 1997 the aggregate number of share units of restricted stock held by each of the Named Executive Officers and the aggregate value thereof (based on the closing price of the Company's Common Stock as of January 31, 1997) were as follows: Mr. G. Grinberg: 1,370.729 share units, $30,670; Mr. E. Grinberg: 941.074 share units, $21,056; Mr. Bush: 4,371.413 share units, $97,810; Mr. Adams: 87.392 share units, $1,955; and Mr. Michno: 90.116 share units, $2,016. Except for 4000 shares of restricted stock granted to Mr. Bush on August 28, 1995 as to which the restrictions lapse on August 28, 1997, all of the share units are phantom stock units awarded under the Company's Deferred Compensation Plan for Executives ("Deferred Compensation Plan"). Such phantom stock units ("Stock Units") vest 20% at the end of each calendar year beginning in the calendar year in which awarded. Mr. G. Grinberg was awarded 680.98 Stock Units in calendar year 1995, 650.126 Stock Units in calendar year 1996 and, for calendar year 1997, 39.639 Stock Units through January 31, 1997. Mr. E. Grinberg was awarded
         439.82 Stock Units in calendar year 1995, 501.259 Stock Units in calendar year 1996 and, for calendar year 1997, no Stock Units through January 31, 1997. Mr. Bush was awarded 350.069 Stock Units in calendar year 1996 and, for calendar year 1997, 21.344 Stock Units through January 31, 1997. Mr. Adams was awarded 82.357 Stock Units in calendar year 1996 and, for calendar year 1997, 5.031 Stock Units through January 31, 1997. Mr. Michno was awarded 22.87 Stock Units in calendar year 1995, 67.246 Stock Units in calendar year 1996 and, for calendar year 1997, no Stock Units through January 31, 1997. No dividends are paid on the 4000 shares of restricted stock awarded to Mr. Bush until such shares vest. Dividends accrue in respect of the Stock Units at the same rate as payable on shares of Capital Stock but no dividends in respect of Stock Units are payable until after the retirement of the holder in accordance with the terms of the Deferred Compensation Plan.

(3) Includes $ 104,920 in total annual premiums paid in respect of certain life insurance policies and one travel accident policy purchased for Mr. G. Grinberg by the Company. Under his arrangement with the

         Company, Mr. G. Grinberg is entitled to the cash surrender value under these life insurance policies and his beneficiary is entitled to the applicable benefit without, in either event, reimbursement to the Company of any premiums paid by the Company under such policies. Also includes a $ 950 matching contribution made by the Company in respect of fiscal 1997 for the account of Mr. G. Grinberg pursuant to the Company's Employee Savings and Investment Plan ("401(k) Plan"). Also includes $ 87,000 accrued by the Company in respect of a Death and Disability Benefit Plan agreement with Mr. G. Grinberg. See "Contract with Chief Executive Officer" below. Also includes a matching cash contribution of $ 65,000 made by the Company for fiscal 1997 to Mr. G. Grinberg's account pursuant the Company's Deferred Compensation Plan for Executives.

(4) Represents a $950 matching contribution made by the Company in respect of fiscal 1997 for the account of Mr. E. Grinberg pursuant to the Company's 401(k) Plan and a matching cash contribution of $ 40,000 for fiscal 1997 to his account under the Company's Deferred Compensation Plan.

(5) Includes reimbursement of relocation related expenses of $147,128 in connection with Mr. Bush's relocation from California to New Jersey after joining the Company.

(6) Represents a $ 950 matching contribution made by the Company in respect of fiscal 1997 for the account of Mr. Bush pursuant to the Company's 401(k) Plan and a matching cash contribution of $ 35,000 for fiscal 1997 to his account under the Company's Deferred Compensation Plan. Also includes the forgiveness of $75,000 in principal amount of a $150,000 loan which was made to Mr. Bush in August 1995 to partially compensate Mr. Bush for the loss of certain stock options he forfeited when he left Ross Stores, Inc. to join the Company. Under the terms of a promissory note, as amended, the loan is payable on or before January 31, 1998, provided, however, that so long as Mr. Bush remains at all times an employee of the Company the unpaid principal amount of the loan will be automatically reduced by $75,000 on January 31, 1997 and by an amount equal to the then remaining outstanding balance on January 31, 1998. In accordance with the terms of the amended note, the outstanding balance of the loan was reduced to $75,000 on January 31, 1997 which was the amount outstanding on January 31, 1997. In the event his employment with the Company should, for any reason, terminate prior to January 31, 1998, the note provides that the entire unpaid balance then outstanding would become automatically payable as of the date of such termination. Also includes imputed interest on the loan to Mr. Bush in the amount of $8,536.

(7) Represents a matching contribution made by the Company in respect of fiscal 1997 for the account of Mr. Adams under the Company's Deferred Compensation Plan.


(8) Represents a $409 matching contribution made by the Company in respect of fiscal 1997 for the account of Mr. Michno pursuant to the Company's 401(k) Plan and a matching cash contribution of $8,000 for fiscal 1997 to his account under the Company's Deferred Compensation Plan.

FISCAL YEAR END OPTION VALUES

 The following table shows the number of shares of Common Stock represented by unexercised stock options held by each of the Named Executive Officers as of January 31, 1997. No stock options were exercised in fiscal 1997 by any of the Named Executive Officers.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE
                                     TABLE

                                   NUMBER OF SECURITIES UNDERLYING                   VALUE OF UNEXERCISED
                                        UNEXERCISED OPTIONS AT                       IN-THE-MONEY OPTIONS
                                          FISCAL YEAR END   (#)                      AT FISCAL YEAR END ($)
                                 ------------------------------------       ------------------------------------
      NAME                           EXERCISABLE      UNEXERCISABLE            EXERCISABLE      UNEXERCISABLE
      ----                       -----------------   ----------------       ----------------  ------------------
Gedalio Grinberg...........                   0                 0                      0                   0

Efraim Grinberg............              24,000            96,000                201,000             433,600

Michael J. Bush............              20,000            80,000                167,500             670,000

Kenneth J. Adams ..........               4,500            13,000                 37,687              62,575

Timothy F. Michno..........               1,500             6,000                 12,562              36,360


CONTRACT WITH CHIEF EXECUTIVE OFFICER

         Under a Death and Disability Benefit Plan Agreement with Mr. G. Grinberg dated September 23, 1994, in the event of Mr. Grinberg's death or disability while employed by the Company, the Company will pay to his spouse, if she is then living, an annual benefit equal to $300,000 (increased each year beginning October 1, 1995 by an amount equal to two percent of the benefit that would have been payable in the prior year). Benefits are payable for the lesser of 10 years or the life of Mr. Grinberg's spouse, and are payable only from the general assets of the Company. Neither Mr. Grinberg nor his spouse may assign the Agreement or any of the benefits payable thereunder and none of the benefits are payable to the estates or any of the heirs of Mr. Grinberg or his spouse.

         The Agreement provides that it automatically terminates in the event of the termination of Mr. Grinberg's employment with the Company for any reason other than his death or disability and further provides that it is not to be considered a contract of employment. For purposes of the Agreement "disability" means the inability of Mr. Grinberg to perform the duties pertaining to his job because of accident, sickness or other illness as determined by a majority of disinterested directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company's Compensation Committee was at all times during fiscal year 1997 comprised entirely of directors who at no time were executive officers or employees of the Company. The Compensation Committee for fiscal year 1997 consisted of Margaret Hayes Adame, Donald Oresman and Leonard L. Silverstein. Mr. Silverstein is a partner at the law firm of Silverstein & Mullens, and Mr. Oresman is Of - Counsel at the law firm of Simpson Thacher & Bartlett, both of which firms rendered legal services to the Company during fiscal 1997.

FISCAL 1997 STOCK OPTION GRANTS

         The following table provides certain information regarding grants of stock options made during fiscal 1997 to the Named Executive Officers pursuant to the Company's 1996 Stock Incentive Plan. All such options become exercisable with respect to 20% of such options on each anniversary of the date of grant thus becoming fully exercisable on the fifth such anniversary (February 6, 2001).


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                      Grant
                       Individual        Grants                                                  Date Value(1)
--------------------------------------------------------------------------------------------------------------
                                      % of Total
                        Number of      Number of
                       Securities      Securities
                       Underlying      Underlying
                        Options      Options Granted   Exercise or Base                            Grant Date
                        Granted      to Employees in        Price             Expiration         Present Value
Name                      (#)           Fiscal Year         ($/Sh)                Date                 ($)
--------------------------------------------------------------------------------------------------------------
Gedalio Grinberg              0                  0              -                       -                   0

Efraim Grinberg          80,000              34.19         $    18.63        February 6, 2006         418,400

Michael Bush                  0                  0              -                       -                   0

Kenneth J. Adams         10,000               4.27         $    18.63        February 6, 2006          52,300

Timothy F. Michno         3,000               1.28         $    18.63        February 6, 2006          15,690



         (1) The grant date present values set forth in the foregoing table were arrived at using the Black-Scholes option pricing model based on the following assumptions: volatility of 26% based on weekly closing prices of the underlying common stock for the period ending March 31, 1997; a risk free rate of return equal to 5.54% based on the yield on a U.S. Government Zero Coupon Bond with a maturity equal to the expected term of the option prior to exercise (i.e. 7 years); a dividend yield of 2%; a grant date of February 6, 1996. This schedule does not take into account provisions of the options providing for termination of the option following termination of employment, nontransferability or vesting over a period of five years. The dollar amounts under this column are the result of calculations using a certain option pricing model based on the foregoing assumptions and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

                          COMPENSATION COMMITTEE REPORT

GENERAL

         The Compensation Committee of the Board of Directors (the "Committee") is comprised entirely of the three non-employee members of the Board and was established in September 1993 in anticipation of the Company's public offering which took place the following month. The Committee is responsible for reviewing and approving the Company's compensation policies affecting senior management, reviewing significant employee benefit programs and reviewing and administering the Company's 1996 Stock Incentive Plan.


COMPENSATION POLICIES AND COMPONENTS OF COMPENSATION

         The compensation policies established by the Company and which were in effect during fiscal year 1997 are designed to enable the Company to attract, retain, motivate and appropriately reward an exceptional group of highly qualified individuals who are expected to contribute to the Company's continued success. The three primary components of executive compensation are salary, cash bonuses and stock based awards including stock grants and stock options. The Committee reviews each component of executive compensation on an annual basis.

         Base salary levels for members of the Company's senior management team are reviewed by the Committee in light of the Committee's assessment of the responsibilities relative to the position under consideration as well as each individual's background, training and experience. Annual increases in base salary levels, if warranted, are reviewed with reference to the executive officer's performance and the performance of the Company as a whole. Executive performance is evaluated by the Committee by reference to the extent to which specific individual and departmental goals and objectives are met. These goals and objectives vary from department to department and, within any single department, from individual to individual. Corporate performance is measured by the Committee by reference to the Company's achievement of pre-tax profit goals and pre-tax operating cash flow goals set at the beginning of the fiscal year.

         Cash bonuses, the second key component of executive compensation, are intended to provide incentives to senior management in the short term to achieve certain operating results which are generally determined at the beginning of the fiscal year and, typically, tied to net income results. By thus placing a significant percentage of each executive officer's compensation at risk, this approach creates a direct incentive for executive officers to achieve desired performance goals. Certain mid-level managers are also eligible to receive bonuses which, just as for senior management, are used as an additional, incentive-based element of compensation dependent on corporate performance and individual merit.

         Equity participation is the third key element of the Company's executive compensation program and is afforded to executive officers and certain employees through stock options and/or other stock based awards granted under the Company's 1996 Stock Incentive Plan (the "Incentive Plan"). Options, and to a lesser extent stock awards, have been awarded under the Incentive Plan on the basis of the position held by the grantee, contributions already made by the person meriting recognition and, more importantly, the Company's expectations of the contribution the person will make over the long term to the Company's growth. All options granted under the Incentive Plan have an exercise price equal to the market value of the stock on the date of grant, vest cumulatively in five annual installments of 20% and expire ten years from the date of grant. In addition, all shares of Common Stock granted under the Incentive Plan are, in each case, subject to vesting requirements. Thus, option and stock grants are designed to retain executive officers and enhance shareholder value by aligning the financial interests of each executive officer or other key employee with the interests of the Company's shareholders over the long term.

COMPENSATION OF CHIEF EXECUTIVE OFFICER FOR FISCAL 1997

The compensation paid to the Company's Chief Executive Officer ("CEO") in fiscal 1997 consisted primarily of salary and bonus.

The CEO's salary for fiscal 1997 was approved by the Committee on the basis of its subjective evaluation of the CEO's performance for the year and the profitable performance of the Company. The performance measures used by the Committee in making its determination were the continued growth in pre-tax earnings and net sales and increases in operating income and gross margins.

The bonus paid to the CEO for fiscal 1997 was approved by the Committee based upon its assessment of the CEO's individual performance in achieving certain strategic goals, specifically, the expansion and strengthening of the Company's brand portfolio, the further penetration by the ESQ brand of the moderately priced watch market, expansion of the international distribution of Concord and Movado and the development of Vizio as a separate luxury division with the Movado brand. The Committee believes that a substantial portion of the CEO's bonus should be tied to the performance of the Company. Therefore, the CEO's bonus for fiscal 1997 was approved on the basis of the Company's attainment of certain performance targets, specifically the achievement of earnings per share and net sales results, that were determined by the Committee at the beginning of the fiscal year.


POLICY REGARDING DEDUCTIBILITY OF COMPENSATION

         Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to the CEO and the four other most highly compensated executive officers of the Company. No policy determination by the Committee regarding this matter has yet been made.




                                             COMPENSATION COMMITTEE

                                             Margaret Hayes Adame
                                             Donald Oresman
                                             Leonard L. Silverstein

                                PERFORMANCE GRAPH

         The performance graph set forth below compares the cumulative total shareholder return of the Company's Common Stock since the date of the Company's public offering (i.e., September 30, 1993), through the fiscal year ended January 31, 1997 with that of the Broad Market (CRSP Total Return Index for the NASDAQ Stock Market) and a peer group index comprised of the following five companies: Swiss Army Brands Inc., Fossil Inc., Jan Bell Marketing Inc., Jostens Inc. and Tiffany & Co. The returns of each company in the peer group index have been weighted according to the respective issuer's stock market capitalization. The graph assumes an initial investment of $100 on September 30, 1993, and the reinvestment of dividends (where applicable).


                      FISCAL 1997 COMPARATIVE TOTAL RETURNS
                           MOVADO GROUP, INC., NASDAQ
                      STOCK MARKET AND INDUSTRY PEER GROUP
               (PERFORMANCE RESULTS FROM 9/30/93 THROUGH 1/31/97)


                                    [GRAPH]

CRSP Total Returns Index for:          01/31/92  01/29/93  01/31/94  01/31/95  01/31/96  01/31/97
Movado Group, Inc.                                              99.1     104.2     134.7     162.7
Nasdaq Stock Market (US Companies           80.8      91.4     105.1     100.2     141.6     185.7
Self-Determined Peer Group                 141.2     127.4      92.2      90.6     118.4     137.9


Companies in the Self-Determined Peer Group

FOSSIL INC                     JAN BELL MARKETING INC
JOSTENS INC                    SWISS ARMY BRANDS INC
TIFFANY & CO NEW

Notes:
        A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
        B. The indexes are weighted daily, using the market capitalization on the previous trading day.
        C. If the monthly Interval, based on the fiscal year-end, is not a trading day, the proceeding trading day is used.
        D.  The index level for all series was set to $100.0 on 09/30/93.

                    DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

         Shareholders' proposals intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the Company no later than February 2, 1998 for inclusion in the Company's proxy statement and form of proxy relating to that meeting.


                                  OTHER MATTERS

         The Board of Directors, at the time of the preparation of this Proxy Statement, knows of no business to come before the Annual Meeting other than that referred to herein. If any other business should come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies received and not theretofore revoked in accordance with their best judgment.

         Upon the written request of any record holder or beneficial owner of Common Stock or Class A Common Stock entitled to vote at the Annual Meeting, the Company, without charge, will provide a copy of its Annual report on Form 10-K for the year ended January 31, 1997, as filed with the Securities and Exchange Commission. Requests should be directed to Howard Regenbogen, Treasurer, Movado Group, Inc., 125 Chubb Avenue, Lyndhurst, New Jersey 07071.

The Company's consolidated balance sheets, and the related consolidated statements of income, cash flows, and changes in shareholders' equity and the notes thereto, and management's discussion and analysis of financial condition and results of operations as set forth on pages 19 through 39 of the Company's 1997 Annual Report to Shareholders, a complete copy of which is being delivered to shareholders together with this Proxy Statement, are hereby incorporated herein by reference.



                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        Timothy F. Michno
                                        Secretary and General Counsel


Lyndhurst, New Jersey
May 20, 1997


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                                                       Exhibit A


                            CERTIFICATE OF AMENDMENT

                       OF THE CERTIFICATE OF INCORPORATION

                                       OF

                               MOVADO GROUP, INC.


                UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW


         Movado Group, Inc., a corporation organized and existing under the Business Corporation Law of the State of New York (the "Corporation"), hereby certifies as follows:

         FIRST: The name of the Corporation is Movado Group, Inc. The name under which the Corporation was formed was North American Watch Corporation.

         SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State on November 2, 1967. A Restated Certificate of Incorporation was filed by the Department of State on May 5, 1969. A Certificate of Amendment of the Restated Certificate of Incorporation was filed by the Department of State on July 24, 1979. A Restated Certificate of Incorporation was filed by the Department of State on September 27, 1993. A Certificate of Amendment to the Certificate of Incorporation was filed by the Department of State on April 26, 1996.

THIRD: The Certificate of Incorporation of the Corporation is hereby amended by adding to Paragraph 4.1(d) (i), which restricts the transferability of shares of Class A Common Stock only to those defined as "Permitted Transferees", the following two categories of Permitted Transferees under Paragraph 4.1(d) (i) (A) as new sub-clauses (6) and (7):

         "(6) a corporation, every beneficial owner of which is, or was at the time of such owner's transfer of Class A Common Stock to such corporation, a Class A Holder, any of such Class A Holder's family members or any Permitted Transferee of any of the foregoing; and

         (7) a partnership or limited partnership, every partner and limited partner of which is, or was at the time of such partner's or limited partner's transfer of Class A Common Stock to such partnership or limited partnership, a Class A Holder, any of such Class A Holder's family members or any Permitted Transferee of any of the foregoing".


         FOURTH: Resolutions setting forth the proposed amendment to the Certificate of Incorporation of the Corporation were duly adopted by the unanimous written consent of the Board of Directors of the Corporation dated May 6, 1997. Thereafter, pursuant to the Certificate of Incorporation and By-laws of the Corporation, at the annual meeting of shareholders of the Corporation which was duly held on June 10, 1997, at least sixty-six and two-thirds percent (66 2/3) of the voting power of all the outstanding shares of stock of the Corporation entitled to vote in the election of Directors of the Corporation were voted in favor of said amendment.



         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this certificate to be subscribed by its President and its Secretary and affirmed by them as true under the penalties of perjury this _____ day of June, 1997.



                                     ----------------------------------
                                         Efraim Grinberg
                                         President



                                     ----------------------------------
                                         Timothy F. Michno
                                         Secretary

PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                               MOVADO GROUP, INC.




The undersigned hereby appoints Timothy F. Michno and Howard Regenbogen proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Movado Group, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held June 10, 1997 or any adjournment thereof.


       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)


--------------------------------------------------------------------------------

                       (up arrow)FOLD AND DETACH(up arrow)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1,2 AND 3

PLEASE MARK
YOUR  VOTES AS     /X/
INDICATED IN
THIS EXAMPLE

1.  ELECTION OF DIRECTORS

FOR ALL NOMINEES       WITHHOLD
LISTED TO THE RIGHT    AUTHORITY
(EXCEPT AS MARKED      TO VOTE FOR ALL NOMINEES
TO THE CONTRARY)       LISTED TO THE RIGHT

     / /                     / /




NOMINEES: GEDALIO GRINBERG, EFRAIM GRINBERG, MARGARET HAYES ADAME, MICHAEL BUSH, DONALD ORESMAN AND LEONARD L. SILVERSTEIN

INSTRUCTION: TO WITHHOLD TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

--------------------------------------------------------------------------------

2. Ratification of Price Waterhouse as the independent certified public accountants of the corporation.


                    FOR           AGAINST       ABSTAIN

                    / /             / /            / /


3. Proposal to approve the amendment to the corporation's Certificate of Incorporation modifying the definition of "Permitted Transferee" in Paragraph 4.1(d)(i) with respect to the Class A Common Stock


                    FOR           AGAINST       ABSTAIN

                    / /             / /            / /



Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



DATE:_______________________________,1997

 -----------------------------------------
               (SIGNATURE)

 -----------------------------------------
        (SIGNATURE IF HELD JOINTLY)

PLEASE SIGN, DATE, AND RETURN THE
PROXY CARD  PROMPTLY USING THE ENCLOSED
ENVELOPE

--------------------------------------------------------------------------------

                    (up arrow)Fold and Detach Here(up arrow)

Management's Discussion and Analysis of Financial Condition and Results of Operations

Forward Looking Statements

Statements included under Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, in this annual report as well as statements in future filings by the Company with the Securities and Exchange Commission ("SEC"), in the Company's press releases and oral statements made by or with the approval of an authorized executive officer of the Company, which are not historical in nature, are intended to be, and are hereby identified as, "FORWARD LOOKING STATEMENTS" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934. The Company cautions readers that FORWARD LOOKING STATEMENTS, include without limitation, those relating to the Company's future business prospects, revenues, working capital, liquidity, capital needs, plans for future operations, effective tax rates, margins, interest costs, and income, as well as assumptions relating to the foregoing. FORWARD LOOKING STATEMENTS are subject to certain risks and uncertainties, some of which cannot be predicted or quantified. Actual results and future events could differ materially from those indicated in the FORWARD LOOKING STATEMENTS, due to several important factors herein identified, among others, and other risks and factors identified from time to time in the Company's reports filed with the SEC including, without limitation, the following: general economic and business conditions which may impact disposable income of consumers, competitive products and pricing, ability to enforce intellectual property rights, and success of hedging strategies in respect of currency exchange rate fluctuations.


GENERAL

Net Sales. Among the more significant factors which influence annual sales are general economic conditions in the Company's domestic and international markets, new product introductions, the level of advertising expenditures, the effectiveness of marketing and distribution programs and product pricing decisions.

Reported sales are also affected by foreign exchange rates, primarily the U.S. dollar/Swiss franc rate, because significant portions of the Company's international sales are billed in Swiss francs and translated to U.S. dollars at average exchange rates for financial reporting purposes.

The Company's business is very seasonal. There are two major selling seasons in most of the Company's markets: the spring season which includes graduations and several holidays and, most importantly, the Christmas and holiday season. Major selling seasons in certain international markets center around significant local holidays that occur in late winter or early spring; however, because these markets are a less significant portion of the Company's business, their impact is far less than that of the selling seasons in North America.

The Company is continuing its efforts, begun in fiscal 1995, to expand sales in key international markets. These efforts have included the recruitment of a number of key personnel with management level sales and marketing responsibilities, the addition and replacement of selected independent distributors, an increase in the number of sales representatives, retargeted and increased advertising and coordinated marketing programs designed to build brand awareness and consumer demand for the Company's watches at point of sale.

Gross Margins. The Company's overall gross margins are primarily affected by four major factors: sales mix, product pricing strategy, component and labor costs and the U.S. dollar/Swiss franc exchange rate. The Company's gross margins on its manufactured brands are higher than those on its distributed brands and, therefore, any shift in overall sales mix toward the Company's manufactured brands will generally have a favorable impact on margins. In addition, margins on sales of a particular brand vary from model to model and, therefore, changes in the model sales mix within a brand will impact margins.

All of the Company's brands compete with a number of other brands on the basis of not only styling but also wholesale and retail price. The Company's ability to improve margins through price increases is, therefore, to some extent constrained by competitor actions. The overall level of liquidation sales of discontinued models in a particular fiscal year can also impact the Company's gross margins.

Manufacturing costs of the Company's Movado and Concord brands consist primarily of component costs, Company and subcontract assembly costs and unit overhead costs.

The Company seeks to control and reduce component and subcontract labor costs through a combination of negotiation with existing suppliers and alternative sourcing. Overall wage and salary costs at the Company's manufacturing operations in Switzerland are a function of production levels and local inflation. These costs have remained fairly stable over the three previous fiscal years.

Since a substantial amount of the Company's product costs are incurred in Swiss francs, fluctuations in the U.S. dollar/Swiss franc exchange rate can impact the Company's production costs and therefore its gross margins. The Company, therefore, hedges its Swiss franc purchases using a combination of forward contracts, purchased currency options and spot purchases. The Company's hedging program has, in the recent past, been reasonably successful in stabilizing product costs despite exchange rate fluctuations.

Operating Expenses. The Company's operating expenses consist primarily of advertising, selling, distribution and general and administrative expenses. Annual advertising expenditures are based principally on overall strategic considerations relative to maintaining or increasing market share in markets that management considers to be crucial to the Company's continued success as well as on general economic conditions in the various marketplaces around the world in which the Company sells its products.

Selling expenses consist primarily of sales commissions, salesforce travel costs and operating costs incurred in connection with the Company's retail business. Sales commissions vary proportionally with overall sales levels. Retail operating expenses consist primarily of salaries and store rent.

Distribution expenses consist primarily of salaries of distribution staff, the cost of part-time help to meet seasonal needs, and shipping costs and supplies.

General and administrative expenses consist primarily of salaries, employee benefit plan costs, office rent, management information systems costs and various other corporate expenses such as insurance, legal, internal audit and credit and collection costs.

Operating expenses over the last three fiscal years reflect the effect of the implementation of the Company's growth strategy. The more significant expenses associated with this strategy include advertising and marketing expenses designed to increase market share for the Piaget, Corum, Concord and Movado brands, advertising and marketing costs for the continuing expansion of the Company's ESQ line which was introduced in 1993, additions to the Company's domestic salesforce, salaries and rents associated with additional outlet stores and the addition of staff to support distribution and inventory management requirements coincident with growth of the Company's domestic business.

Income taxes. The Company's income tax provision for both fiscal 1997 and 1996 amounted to $3.9 million or 24.8% and 28.5% of pretax income, respectively. A portion of the Company's consolidated operations are located in non-U.S. jurisdictions and therefore the Company's effective rate differs from U.S. statutory rates. The majority of the Company's non-U.S. operations are located in jurisdictions with statutory rates below U.S. rates. The Company believes that the future effective tax rate will range from 24% to 30%; however, there can be no assurance of this as it is dependent on a number of factors including: mix of foreign to domestic earnings, local statutory tax rates and the Company's ability to utilize carryforward net operating losses in certain jurisdictions.

RESULTS OF OPERATIONS

Net Sales. Comparative net sales by product class are as follows (in thousands):

                           1997         1996         1995
                         --------     --------     --------
Piaget and Corum         $ 22,386     $ 25,963     $ 22,296

Concord and Movado
       Domestic           109,314       91,105       83,342
       International       30,185       28,504       27,437

ESQ                        29,496       19,350       11,293

Other                      23,726       20,945       16,485
                         --------     --------     --------
                         $215,107     $185,867     $160,853
                         ========     ========     ========

Net sales increased 15.7% in fiscal 1997. The increase resulted primarily from growth in unit sales in the U.S. and, to a lesser extent, unit sales gains in the Company's international business.

Increases in unit sales in the U.S. were attributable primarily to the Concord, Movado and ESQ brands offset somewhat by a decline in unit sales of Piaget. The increase in international unit sales was offset somewhat by the negative impact of a change in translation rates.

Net sales increased 15.6% in fiscal 1996. The increase resulted primarily from growth in unit sales volumes in the U.S., Canada, the Caribbean and certain Far East markets offset somewhat by decreased unit sales in the Company's other international markets. Increases in unit sales in North America were attributable primarily to the Movado and ESQ brands and, to a lesser extent, increases in unit sales of Piaget in the United States, Canada and the Caribbean.

The increase in net sales in fiscal 1996 also includes the effect of price increases which were implemented in response to a significant decline in the value of the dollar against the Swiss franc which increases the Company's product costs. Net sales were also favorably impacted by changes in average translation rates.

Gross Margins. The Company's gross margins increased from 55.1% to 55.8% in fiscal 1997. Fiscal 1997 margins were favorably impacted by sales mix, particularly an increase in the proportion of Concord, Movado and ESQ sales to total sales as well as reduced per unit overhead costs due to higher unit production levels in Switzerland. The Company's margin was also benefited by increases in the U.S. dollar against the Swiss franc which occurred late in the fiscal year.

The Company's gross margins increased from 52.8% to 55.1% in fiscal 1996. The Company continued to experience a shift in its overall sales mix toward its higher margin Concord, Movado and ESQ brands. Margins also benefited from reduced levels of lower margin liquidation sales due to the success of the Company's outlet stores and improved production planning. The Company was able to offset the otherwise negative impact on gross margins of a significant decline in the U.S. dollar against the Swiss franc with price increases on all of its lines implemented at various points throughout the year.

Operating Expenses. Operating expenses in fiscal 1997 increased 18.2% to 46.3% of sales from 45.4% of sales in 1996. The increase in fiscal 1997 operating expenses occurred primarily in the advertising and selling, general and administrative expense categories. Although increasing slightly in absolute terms, product distribution costs declined as a percentage of sales.

The increase in advertising and marketing expenditures occurred primarily in the U.S. This increase was planned and relates to the Company's ongoing efforts to build identity and image for its brands. Fiscal 1997 advertising and marketing costs were affected by higher levels of media spending for Concord, Movado and, in particular, ESQ in the U.S., production costs for a new advertising campaign for Concord and increased marketing and promotional activities in the U.S. for all of the Company's brands including the introduction of the new Vizio line.

The growth in consolidated advertising costs also included increased media spending in certain international markets, primarily the Far East and Middle East.

Selling expenses included an increase in sales commissions commensurate with sales growth as well as the costs associated with an increase in the number of employees involved in the Company's domestic sales function, particularly in the ESQ brand and the growth of its retail division.

Fiscal 1997 general and administrative expenses included the cost of management additions and increased employee benefit costs. Fiscal 1997 operating expenses also included a non-recurring charge of $450,000 in connection with restructuring the Company's German business.

Operating expenses increased 21.8% in fiscal 1996 to 45.4% of net sales as compared to 43.0% of net sales in the prior year. The increase in overall operating expenses was attributable primarily to a planned 36% increase in advertising costs, and increases in variable selling and distribution expenses.

The increase in fiscal 1996 advertising expenses related to domestic media costs primarily for Movado and ESQ, targeted international campaigns, cooperative advertising programs and domestic and international advertising production costs. Fiscal 1996 advertising expenses also included a one time $600,000 charge in connection with a change in the accounting standards for advertising production costs. Non-advertising operating expenses as a percentage of sales were consistent with the prior year.

Interest Expense. Net interest expense, which consists primarily of interest on the Company's $40,000,000 of 6.56% senior notes and borrowings against its working capital and revolving lines of credit, was $4.9 million, $4.5 million and $4.3 million for fiscal 1997, 1996 and 1995, respectively. The effect of higher average outstanding borrowings against working capital lines in 1997 and 1996 was offset somewhat by lower average interest rates on these borrowings.

Income Taxes. The Company's income tax provision for both fiscal 1997 and 1996 amounted to $3.9 million or 24.8% and 28.5% of pretax income, respectively. A portion of the Company's consolidated operations are located in non-U.S. jurisdictions and therefore the Company's effective rate differs from U.S. statutory rates. The majority of the Company's non-U.S. operations are located in jurisdictions with statutory rates below U.S. rates. The Company believes that the future effective tax rate will range from 24% to 30%; however, there can be no assurance of this as it is dependent on a number of factors including: mix of foreign to domestic earnings, possible changes in local statutory tax rates and utilization of net operating losses.

In fiscal 1995, the Company recorded a tax benefit of $2.5 million. The benefit resulted primarily from the reversal of valuation allowances on domestic deferred tax assets related to net operating loss carryforwards, cumulative temporary differences and alternative minimum tax credits.

LIQUIDITY AND CAPITAL RESOURCES

The Company's liquidity needs historically have been primarily a function of its seasonal working capital requirements which have increased due to significant growth in domestic sales over the two previous years. The Company's business is not capital intensive and liquidity needs for capital investments have not been significant in relation to the Company's overall financing requirements.

The Company has met its liquidity needs primarily through funds from operations and bank borrowings under working capital lines of credit with domestic and Swiss banks. The Company has also entered into a revolving credit agreement with its domestic banks. Funds available under this agreement are in addition to the Company's working capital lines. (See Note 3 to the Consolidated Financial Statements for details of the Company's borrowing arrangements with its banks).

The Company expects that its future requirements for capital will relate not only to working capital requirements for the expected continued growth of its existing brands, but also funding new lines of business including the Spring 1998 launch of the Company's new Coach watch line and possible product line extensions and retail boutiques for the Movado brand. In addition, the Company is required to make a $5 million sinking fund payment on February 2, 1998 in connection with its $40 million 6.56% senior notes. The Company's existing bank credit lines and planned operating cash flows will not be sufficient to fund the combined capital commitments associated with internal growth, new business and sinking fund requirements; however, management believes the Company's positive operating performance of recent years and current financial position will afford it sufficient access to capital to meet all existing financial commitments and fully implement its business plans.

At January 31, 1997, the Company's debt to total capitalization ratio had been increased to 33.7% from 31.8% at January 31, 1996. The major factor in this increase was a $12.2 million decline in the Company's cumulative translation adjustment due to strengthening of the U.S. dollar. Excluding the cumulative translation adjustment, the Company's debt to total capitalization ratio declined from 34.0% to 33.3%.

The Company's working capital consisting primarily of trade receivables and inventories amounted to $126.7 and $132.7 million at January 31, 1997 and 1996, respectively. The decline in the Company's working capital in 1997 is primarily attributable to the reclassification of $5.0 million of the Company's long-term senior debt which is payable on January 31, 1998.

Accounts receivable at January 31, 1997 were $75.7 million compared to $75.3 million at January 31, 1996. Most of this increase related to growth in domestic sales in the second half of fiscal 1997 as compared to the prior year period partially offset by the translation effect due to strengthening of the U.S. dollar. On a constant dollar basis the Company reduced its days sales outstanding from 137 at January 31, 1996 to 130 at January 31, 1997.

Inventories at January 31, 1997 and 1996 were $87.2 million and $89.1 million, respectively, a decrease of $1.9 million or 2.2%. On a constant dollar basis, the Company's inventories increased approximately 5.0% in 1997; however, consolidated inventory turns increased from 1.0 to 1.1 times on a constant dollar basis.

The Company's capital expenditures amounted to $6,626,000, $2,025,000 and $4,397,000 in fiscal 1997, 1996 and 1995, respectively. Fiscal 1997 expenditures are principally related to the Company's Piaget Boutique, upgrades of the Company's domestic distribution operations, the relocation of the Company's Swiss operations and computer hardware and software investments to automate the Company's domestic salesforce. Fiscal 1996 and 1995 expenditures were primarily related to improvements in the Company's management information systems, expansion and upgrades of the Company's domestic distribution operations and leasehold improvements related to the expansion of the Company's Movado Company Store network.

                               MOVADO GROUP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                     FISCAL YEAR ENDED JANUARY 31,
                                               -------------------------------------
                                                  1997          1996          1995
                                               ---------     ---------     ---------
Net sales                                      $ 215,107     $ 185,867     $ 160,853

Costs and expenses:
       Cost of sales                              95,031        83,502        75,871
       Selling, general and administrative        99,657        84,315        69,243
                                               ---------     ---------     ---------
                                                 194,688       167,817       145,114
                                               ---------     ---------     ---------

Operating income                                  20,419        18,050        15,739

Net interest expense                               4,874         4,450         4,307
                                               ---------     ---------     ---------

Income before income taxes                        15,545        13,600        11,432

Provision for (benefit from) income taxes          3,853         3,876        (2,512)
                                               ---------     ---------     ---------

Net income                                     $  11,692     $   9,724     $  13,944
                                               =========     =========     =========

Earnings per share                             $    1.94     $    1.62     $    2.32
                                               =========     =========     =========

Shares used in per share computations              6,012         6,007         6,000
                                               =========     =========     =========






                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MOVADO GROUP, INC.
                           CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                            JANUARY 31,
                                                                     ------------------------
                                                                        1997           1996
                                                                     ---------      ---------
ASSETS
Current assets:
       Cash                                                          $   4,885      $   3,829
       Trade receivables, net                                           75,688         75,335
       Inventories                                                      87,177         89,101
       Other                                                            16,914         12,521
                                                                     ---------      ---------
       Total current assets                                            184,664        180,786

Plant, property and equipment, net                                      15,066         11,794
Other assets                                                             8,713          7,800
                                                                     ---------      ---------

                                                                     $ 208,443      $ 200,380
                                                                     =========      =========
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
       Loans payable to banks                                        $   7,778      $   8,782
       Current portion of long-term debt                                 5,000             --
       Accounts payable                                                 25,297         22,042
       Accrued liabilities                                              13,188          9,289
       Deferred and current taxes payable                                6,711          7,994
                                                                     ---------      ---------
       Total current liabilities                                        57,974         48,107
                                                                     ---------      ---------

Long-term debt                                                          40,000         40,000
Deferred and noncurrent foreign income taxes                             3,477          3,860
Other liabilities                                                        3,122          3,572

Shareholders' equity
       Preferred Stock, $0.01 par value,
           5,000,000 shares authorized; no shares issued                    --             --
       Common Stock, $0.01 par value,
           20,000,000 shares authorized; 3,445,206 and 3,426,610
           shares issued, respectively                                      34             34
       Class A Common Stock, $0.01 par value,
           shares authorized; 2,585,322 and 2,588,891
           shares issued and outstanding, respectively                      26             26
       Capital in excess of par value                                   34,503         34,252
       Retained earnings                                                71,291         60,319
       Cumulative translation adjustment                                (1,856)        10,338
       Treasury stock,  9,201 shares, at cost                             (128)          (128)
                                                                     ---------      ---------
                                                                       103,870        104,841
                                                                     ---------      ---------
Commitments and contingencies (Note 11)
                                                                     ---------      ---------
                                                                     $ 208,443      $ 200,380
                                                                     =========      =========


                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MOVADO GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                   FISCAL YEAR ENDED JANUARY 31,
                                                                                   -----------------------------
                                                                                  1997          1996          1995
                                                                                --------      --------      --------
Cash flows from operating activities:
    Net income                                                                  $ 11,692      $  9,724      $ 13,944
    Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization                                                  3,946         2,949         3,109
    Deferred and noncurrent foreign income taxes                                     221          (373)       (4,831)
    Provision for losses on accounts receivable                                    1,917         1,115           867
    Changes in current assets and liabilities:
           Trade receivables                                                      (4,096)      (10,607)       (9,982)
           Inventories                                                            (3,828)       (2,836)       (4,450)
           Other current assets                                                  (14,163)         (453)       (4,484)
           Accounts payable                                                        5,174         1,318        10,392
           Accrued liabilities                                                     4,301           481          (601)
           Deferred and current taxes payable                                       (377)        2,299         4,174
    Increase in other noncurrent assets                                           (1,285)         (153)       (1,337)
    Increase in other noncurrent liabilities                                         253           414            23
                                                                                --------      --------      --------
    Net cash provided by operating activities                                      3,755         3,878         6,824
                                                                                --------      --------      --------

Cash flows from investing activities:
    Capital expenditures                                                          (6,626)       (2,025)       (4,397)
    Goodwill, trademarks and other intangibles                                      (294)         (278)         (717)
                                                                                --------      --------      --------
    Net cash used in investing activities                                         (6,920)       (2,303)       (5,114)
                                                                                --------      --------      --------

Cash flows from financing activities:
    Net proceeds from (payment of) current borrowings under lines of credit        5,335        (1,194)        1,235
    Principal payments under capital leases                                         (389)         (996)         (869)
    Exercise of stock options                                                        212           214            --
    Dividends paid                                                                  (720)         (599)         (480)
    Purchase of treasury stock                                                        --          (128)           --
                                                                                --------      --------      --------
    Net cash provided by (used in) financing activities                            4,438        (2,703)         (114)
                                                                                --------      --------      --------

Effect of exchange rate changes on cash                                             (217)           61           147

Net increase (decrease) in cash                                                    1,056        (1,067)        1,743

Cash at beginning of year                                                          3,829         4,896         3,153
                                                                                --------      --------      --------
Cash at end of year                                                             $  4,885      $  3,829      $  4,896
                                                                                ========      ========      ========



                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MOVADO GROUP, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                                                  CLASS A   CAPITAL IN                  CUMULATIVE
                                       PREFERRED     COMMON       COMMON     EXCESS OF     RETAINED     TRANSLATION       TREASURY
                                         STOCK        STOCK        STOCK     PAR VALUE     EARNINGS      ADJUSTMENT         STOCK
                                         -----        -----        -----     ---------     --------      ----------         -----
Balance, January 31, 1994              $     --      $    32      $   28     $  34,009     $  37,730     $     659        $      --
    Net income                                                                                13,944
    Dividends ($0.08 per share)                                                                 (480)
    Translation adjustment                                                                                   7,008
    Issuance of Common Stock
    Conversion of 239,196 shares of
      Class A Common Stock to 239,187
      shares of Common Stock                               2          (2)

                                       --------      -------      ------     ---------     ---------     ---------        ---------
Balance, January 31, 1995                    --           34          26        34,009        51,194         7,667               --
    Net income                                                                                 9,724
    Dividends ($0.10 per share)                                                                 (599)
    Stock options exercised                                                        214
    Tax benefit from employees
      exercising stock options                                                      29
    Purchase of Treasury stock                                                                                                (128)
    Translation adjustment                                                                                   2,671

                                       --------      -------      ------     ---------     ---------     ---------        ---------
Balance, January 31, 1996                    --           34          26        34,252        60,319        10,338             (128)
    Net income                                                                                11,692
    Dividends ($0.12 per share)                                                                 (720)
    Stock options exercised                                                        212
    Tax benefit from employees
      exercising stock options                                                      39
    Translation adjustment                                                                                 (12,194)
                                       --------      -------      ------     ---------     ---------     ---------        ---------
Balance, January 31, 1997              $     --      $    34      $   26     $  34,503     $  71,291     $  (1,856)       $    (128)
                                       ========      =======      ======     =========     =========     =========        =========



                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MOVADO GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Organization and Business

Movado Group, Inc. (the "Company"), is a designer, manufacturer and distributor of quality watches with prominent brands in almost every price category comprising the watch industry. The Company markets five distinctive brands of watches: Movado, Concord, ESQ, Piaget and Corum, which compete in most segments of the watch market.

The Company designs and manufactures Concord and Movado watches primarily through its subsidiaries in Switzerland and the United States. ESQ watches are manufactured to the Company's specifications using Swiss movements by independent contractors located in the Far East. The Company is also the exclusive distributor of Swiss-manufactured Piaget and Corum watches in the United States, Canada, Central America and the Caribbean Islands. The Company distributes its watch brands through its United States operations as well as through sales subsidiaries in Canada, Hong Kong, Singapore and Switzerland and through a number of independent distributors located in various countries throughout the world.

In addition to its sales to trade customers and independent distributors, Movado Group, Inc. sells Movado watches and Piaget products directly to consumers in its Company-operated Movado Design Store and its Piaget Boutique, respectively, both of which are located on Fifth Avenue in New York City. Movado Group, Inc. also operates a number of Movado Company Stores throughout the United States, through which the Company sells discontinued and sample merchandise.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany transactions and balances have been eliminated.

Translation of foreign currency financial statements and foreign currency transactions

The financial statements of the Company's international subsidiaries have been translated into United States dollars by translating balance sheet accounts at year end exchange rates and statement of operations accounts at average exchange rates for the year. Foreign currency transaction gains and losses are charged or credited to income as incurred. Foreign currency translation gains and losses are reflected in the equity section of the Company's consolidated balance sheet as cumulative translation adjustments.

Sales and trade receivables

The Company's trade customers include department stores, jewelry store chains and independent jewelers. Movado and Concord watches are also marketed through a network of independent distributors. Sales are recognized upon shipment of products to trade customers. Accounts receivable are stated net of allowances for doubtful accounts of $3,876,000 and $3,323,000 at January 31, 1997 and 1996, respectively. No individual trade customer, including trade customers under common control, or international distributor accounts for 10% or more of the Company's consolidated net sales.

The Company's concentrations of credit risk arise primarily from accounts receivable related to trade customers during the peak selling seasons. The Company has significant accounts receivable balances due from major department store chains. The Company's results of operations could be materially adversely affected in the event any of these customers or a group of these customers defaulted on all or a significant portion of their obligation to the Company as a result of financial difficulties.

Inventories

Inventories are valued at the lower of cost or market. The cost of domestic finished goods inventories is determined using the first-in, first-out (FIFO) method. The costs of finished goods inventories held by overseas subsidiaries and all component parts inventories are determined using average cost.

Plant, property and equipment

Plant, property and equipment at January 31, at cost, consists of the following (in thousands):

                                                         1997            1996
                                                       --------        --------
Furniture and equipment                                $ 26,288        $ 23,195
Leasehold improvements                                    8,662           6,306
                                                       --------        --------
                                                         34,950          29,501

Less:  accumulated depreciation and amortization        (19,884)        (17,707)
                                                       ========        ========
                                                       $ 15,066        $ 11,794
                                                       ========        ========

Depreciation of furniture and equipment is provided using the straight-line method based on the estimated useful lives of assets which range from three to ten years. Leasehold improvements are amortized using the straight-line method over the lesser of the term of the lease or the estimated useful life of the leasehold improvement.

Goodwill and other intangibles

Other intangible assets consist primarily of trademarks and are recorded at cost. Trademarks are amortized over ten years, except in the case of costs associated with the Piaget and Corum trademarks, which are amortized over the remaining terms of the Piaget and Corum distribution agreements. Goodwill is amortized over 40 years. At January 31, 1997 and 1996, goodwill and other intangible assets at cost were $5,065,000 and $5,043,000, respectively, and related accumulated amortization of goodwill and other intangibles were $2,385,000 and $2,188,000, respectively.

Advertising production costs

In fiscal 1996, the Company adopted a newly prescribed accounting guideline which requires that production costs of an advertising campaign be expensed at the commencement date of the advertising campaign. As a result of adopting this new accounting pronouncement, the Company recorded at February 1, 1995 a one time pre-tax charge of approximately $600,000 ($0.07 per share after tax) which is included in selling, general and administrative expenses. Advertising expenses for fiscal 1997, 1996 and 1995, amounted to $38.7 million, $33.0 million and $24.4 million, respectively.

Income taxes

The Company and its domestic subsidiaries file a consolidated federal income tax return. Foreign income taxes have been provided based on the applicable tax rates in each of the foreign countries in which the Company operates. Certain Swiss income taxes are payable over several years; the portion of these taxes not payable within one year is classified as noncurrent. Noncurrent foreign income taxes included in the consolidated balance sheets at January 31, 1997 and 1996 were $724,000 and $637,000, respectively.

Earnings per share

Earnings per share are based on the weighted average total number of shares of Common Stock and Class A Common Stock outstanding during the periods presented.

Stock-based compensation

Stock-based compensation is recognized using the intrinsic value method. For disclosure purposes, pro forma net income and earnings per share are provided as if the fair value method had been applied.

Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 - INVENTORIES

Inventories consist of the following (in thousands):

                                                        JANUARY 31,
                                                  ---------------------
                                                    1997          1996
                                                  -------       -------
        Finished goods                            $53,497       $51,034
        Work-in-process and component parts        33,680        38,067
                                                  -------       -------
                                                  $87,177       $89,101
                                                  =======       =======

NOTE 3 - BANK CREDIT ARRANGEMENTS AND LINES OF CREDIT

In fiscal 1997, the Company entered into revised agreements with certain domestic banks providing for $35,000,000 of unsecured demand borrowings, to be used primarily for seasonal working capital requirements. Borrowings under these lines bear interest at the prime commercial lending rate or LIBOR plus 1% or the certificate of deposit rate plus 1.25%. Borrowings may be made in either U.S. dollars or Swiss francs. These lines expire in the third quarter of fiscal
1998.

The Company's Swiss subsidiaries maintain secured and unsecured lines of credit with Swiss banks, a majority of which have an unspecified duration. Available credit under these lines totaled 20,500,000 Swiss francs, with dollar equivalents of approximately $14,437,000 and $16,635,000 at January 31, 1997 and 1996, respectively. The Swiss franc credit lines included a line of 1,500,000 Swiss francs for the purchase of gold, borrowings which are secured by gold inventory. As of January 31, 1997 and 1996, gold inventory valued at $0 and $827,000, respectively, was pledged as collateral for borrowings under this line of credit. One subsidiary's credit line contains a covenant requiring maintenance of retained earnings above a specified minimum level. This subsidiary was in compliance with this covenant at January 31, 1997 and 1996. There are no other restrictions on transfers in the form of dividends, loans or advances to the Company by its foreign subsidiaries.

Outstanding borrowings against the Company's aggregate demand lines of credit were $7,746,000 and $8,782,000 at January 31, 1997 and 1996, respectively.
Aggregate maximum and average monthly outstanding borrowings against the Company's lines of credit and related weighted average interest rates during fiscal 1997, 1996 and 1995 were as follows (in thousands):

                                           FISCAL YEAR ENDED JANUARY 31,
                                       -------------------------------------
                                         1997           1996           1995
                                       -------        -------        -------
  Maximum borrowings                   $56,143        $41,032        $31,300
  Average monthly borrowings           $34,302        $28,940        $22,139
  Weighted average interest rate           5.9%           6.0%           6.2%

Weighted average interest rates were computed based on average month-end outstanding borrowings and applicable average month-end interest rates.

On January 31, 1996, the Company entered into a three year revolving credit agreement with its domestic banks which provides the Company with a $20.0 million unsecured revolving line of credit. The agreement provides for various rate options including the federal funds rate plus a fixed rate, the prime rate or a fixed rate plus the LIBOR rate. The Company pays a facility fee on the unused portion of the credit facility. The agreement also contains certain financial covenants based on fixed coverage ratios, leverage ratios and restrictions which limit the Company on the sale, transfer or distribution of corporate assets, including dividends. The Company was in compliance with these restrictions and covenants at January 31, 1997. The amount of $5.0 million outstanding at January 31, 1997 is included in long-term debt. There were no amounts outstanding at January 31, 1996.

NOTE 4 - LONG-TERM DEBT

Long-term senior debt outstanding at January 31, 1997 and 1996 consisted of $35,000,000 and $40,000,000, respectively, of Senior Notes due January 31, 2005 (the "Senior Notes") which were issued in a private placement completed in fiscal 1994. The Senior Notes bear interest at 6.56% per annum, payable semiannually on July 31 and January 31, and are subject to mandatory annual prepayments of $5,000,000 commencing January 31, 1998 and accordingly such amount has been classified as a current liability in fiscal 1997. The Company has the option to prepay amounts due to holders of the Senior Notes at 100% of the principal plus a "make-whole" premium and accrued interest. The Senior Note agreement contains certain restrictions and covenants which generally require the maintenance of a minimum net worth, limit the amount of additional secured debt the Company can incur and limit the sale, transfer or distribution of corporate assets including dividends. The Company was in compliance with these restrictions and covenants at January 31, 1997.

Included in long-term debt at January 31, 1997 was $5.0 million related to the Company's revolving credit agreement as described in Note 3.

NOTE 5 - FOREIGN CURRENCY MANAGEMENT

A substantial portion of the Company's watches and watch components are sourced from affiliated and nonaffiliated suppliers in Switzerland. A significant strengthening of the Swiss franc against currencies of other countries in which the Company conducts sales activities increases the Company's product cost. This may adversely impact gross margins to the extent the Company is unsuccessful in hedging against changes in the currency exchange rates or higher product costs cannot be recovered through price increases in local markets. Significant fluctuations in the Swiss franc - U.S. dollar exchange rate can also have a material impact on the U.S. dollar value of the net assets of the Company's wholly-owned Swiss subsidiaries.

The Company hedges against foreign currency exposure using only forward exchange contracts, purchased foreign currency options and open market purchases to cover identifiable inventory purchase commitments and equity invested in its international subsidiaries. Due to production lead times, the Company hedges identified inventory purchase commitments generally over a period of up to eighteen months.

The Company has established strict counterparty credit guidelines and only enters into foreign currency transactions with financial institutions of investment grade or better. At January 31, 1997 and 1996, the Company had foreign currency trading lines totaling $200,000,000 with various banks. To minimize the concentration of credit risk, the Company enters into hedging transactions with each of these banks. As a result, the Company considers the risk of counterparty default to be minimal.

The following table presents the aggregate contract amounts and fair values, based on dealer quoted prices, of the Company's financial instruments outstanding at January 31, 1997 and 1996. All financial instruments included below mature within one year and were held for hedging purposes only. Foreign currency forward amounts (in thousands) consist primarily of U.S. dollar - Swiss franc contracts.

                                                      AS OF JANUARY 31,
                                       ------------------------------------------------
                                               1997                          1996
                                       --------------------       ---------------------
                                       CONTRACT       FAIR        CONTRACT         FAIR
                                       AMOUNTS       VALUES        AMOUNTS        VALUES
Foreign Currency Forward Amounts       $56,176       $50,041       $78,528       $77,065

Purchased Options                      $ 7,450       $     0       $40,751       $   310

The contract amounts of these foreign currency forward amounts and purchased options do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of the exposure of the Company through its use of these financial instruments. The amounts exchanged are calculated on the basis of the contract amounts and the other terms of the financial instruments, which relate to exchange rates. As of January 31, 1997 and 1996, the receivable from and payable to banks recorded in current assets and other current liabilities, respectively, associated with closed contract positions was $247,000 and $289,000, respectively.

The estimated fair values of these foreign currency forward amounts and purchased options used to hedge the Company's risks will fluctuate over time. These fair value amounts should not be viewed in isolation, but rather in relation to the fair values of the underlying hedged transactions and investments and the Company's overall exposure to fluctuations in foreign exchange rates.

Gains and losses from and premiums paid for forward or option transactions that hedge inventory purchase commitments are included in the carrying cost of inventory and are recognized in cost of sales upon sale of the inventory. Net deferred charges from hedging amounted to $640,000 and $403,000 at January 31, 1997 and 1996, respectively, and were included in other current assets on the accompanying balance sheet.

Gains and losses on financial instruments that are designated and effective as hedges of net investments in international operations are included in shareholders' equity in the cumulative translation adjustment account.

NOTE 6 - FAIR VALUE OF OTHER FINANCIAL INSTRUMENTS

The estimated fair value of the Company's Senior Notes at January 31, 1997 approximated the carrying value of the notes as the difference between market-based interest rates at the balance sheet date and the 6.56% fixed rate of the notes was minimal. The fair value of the Company's other monetary assets and liabilities approximate carrying value due to the relatively short-term nature of these items.

NOTE 7 - INCOME TAXES

The provision for (benefit from) income taxes for the fiscal years ended January 31, 1997, 1996 and 1995 consist of the following components (in thousands):

                                                  1997           1996           1995
                                                -------        -------        -------
Current:
       U.S. Federal                             $ 1,667        $ 1,609        $   270
       U.S. State and Local                         477            460            195
       Non-U.S                                      860          1,430           (601)
                                                -------        -------        -------
                                                  3,004          3,499           (136)
                                                -------        -------        -------

Noncurrent:
       U.S. Federal                                  --             --             --
       U.S. State and Local                          --             --             --
       Non-U.S                                      845            800             64
                                                -------        -------        -------
                                                    845            800             64
                                                -------        -------        -------

Deferred:
       U.S. Federal                                  --            450         (2,400)
       U.S. State and Local                          --           (350)            --
       Non-U.S                                        4           (523)           (40)
                                                -------        -------        -------
                                                      4           (423)        (2,440)
                                                -------        -------        -------

Provision for (benefit from) income taxes       $ 3,853        $ 3,876        ($2,512)
                                                =======        =======        =======

During fiscal 1997, there were no material changes in the Company's deferred tax asset and liability accounts. Taxes were provided for at a rate of 24.8% and 28.5% for fiscal 1997 and 1996, respectively. The reduction in the consolidated tax rate is predominantly due to higher earnings in lower tax jurisdictions.

The Company's deferred federal U.S. tax charge for the year ended January 31, 1996, principally resulted from the utilization of federal domestic net operating loss and Alternative Minimum Tax (AMT) credit carryforwards. The Company's state and local deferred tax benefit results from the realization of deferred state and local tax benefits. The Company's deferred U.S. federal tax benefit for the year ended January 31, 1995 principally results from the reversal of valuation allowances related to deferred tax assets for domestic net operating loss carryforwards, AMT credit carryforwards and future domestic income tax deductions. As required under Statement of Financial Accounting Standards No. 109, these allowances are to be reversed when the Company believes that the related tax benefits are more likely than not to be realized. The reversal of the valuation allowances coincided with the return of U.S. operations to profitability due not only to growth in the domestic business but also to a substantial reduction in interest expense as a result of the Company's refinancing completed in fiscal 1994. The Company's current benefit for foreign taxes in fiscal 1995 was primarily attributable to a favorable impact from Swiss Cantonal tax law changes.

The deferred U.S. federal tax benefit for the year ended January 31, 1995 represents a portion of the tax effect of U.S. net operating loss carryforwards and future tax deductions which mainly arose in prior years and for which a 100% valuation allowance had been recorded. The reduction in the valuation allowance was primarily due to the fiscal 1995 refinancing which management believed would result in the realization of at least a portion of its accumulated deferred tax benefits due to expected interest savings in the U.S.

Deferred income taxes reflect the tax effect of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. Deferred income taxes have been classified as current or noncurrent on the consolidated balance sheets based on the underlying temporary differences and the expected due dates of taxes payable upon reversal. Significant components of the Company's deferred income tax assets and liabilities for the fiscal year ended January 31, 1997 consist of the following (in thousands):

                                                   DEFERRED TAX
                                              ----------------------
                                               ASSETS    LIABILITIES
                                              -------    -----------
             Operating loss carryforwards     $ 2,357      $    --
             Rent accrual                         650           --
             Inventory reserve                    631        5,091
             Receivable allowance               1,022          551
             Depreciation/amortization            797           53
             Other                                523          308
                                              -------      -------
                                                5,980        6,003
             Valuation allowance               (2,580)          --
                                              -------      -------
             Total                            $ 3,400      $ 6,003
                                              =======      =======

As of January 31, 1997, the Company had foreign net operating loss carryforwards of approximately $5,500,000 which are available to offset taxable income in future years. Additionally, the Company has domestic capital loss carryforwards of approximately $260,000 which expire in fiscal 1998. As of January 31, 1997, the Company continued to maintain a 100% valuation allowance with respect to the tax benefit of foreign net operating loss carryforwards. The Company has not recorded a deferred tax asset related to its capital loss carryforwards due to uncertainty as to its realization. Management is continuing to evaluate the appropriate level of allowance based on future operating results and changes in circumstances.

The provision for (benefit from) income taxes differs from the amount determined by applying the U.S. federal statutory rate as follows (in thousands):

                                                                    FISCAL YEAR ENDED JANUARY 31,
                                                                 ---------------------------------
                                                                  1997         1996          1995
                                                                 -------      -------      -------
Provision for income taxes at the U.S. statutory rate            $ 5,441      $ 4,760      $ 3,887
Realization of capital and operating loss carryforwards               --         (177)      (1,561)
Recognition of deferred tax asset                                     --           --       (2,400)
Lower effective foreign income tax rate                           (2,369)      (1,215)      (3,003)
Tax provided on repatriated earnings of foreign
subsidiaries                                                         308          328          300
State and local taxes, net of federal benefit                        315           73          195
Other                                                                158          107           70
                                                                 -------      -------      -------
                                                                 $ 3,853      $ 3,876      ($2,512)
                                                                 =======      =======      =======

No provision has been made for taxes on foreign subsidiaries' undistributed earnings of approximately $84,000,000 at January 31, 1997, as those earnings are intended to be reinvested. As a result of various tax planning alternatives available to the Company, it is not practical to estimate the amount of tax, if any, that might be payable on the eventual remittance of such earnings. On remittance, certain withholding taxes would be imposed which might be available to offset a U.S. tax liability, if any. In the event all undistributed earnings as of January 31, 1997 were remitted, approximately $4,170,000 of withholding taxes would be imposed.

NOTE 8 - OTHER ASSETS

In fiscal 1996, the Company entered into an agreement with a trust which owns an insurance policy issued on the lives of the Company's Chairman and Chief Executive Officer and his spouse. Under that agreement the trust has assigned the insurance policy to the Company as collateral to secure repayment by the trust of interest free loans to be made by the Company in amounts sufficient for the trust to pay the premiums on said insurance policy ($740,000 per annum). Under the agreement, the trust will repay the loans from the proceeds of the policy. The Company had loaned approximately $879,000 and $199,000 under this agreement at January 31, 1997 and 1996, respectively.

NOTE 9 - OTHER LIABILITIES

Other liabilities include notes payable to employees of $414,000 as of January 31, 1997 and 1996, respectively, issued in connection with redemption of all 4,664 outstanding shares of the Company's former Class B (Non-Voting) Common Stock. The redemption was effective July 31, 1993.

NOTE 10 - RESTRUCTURING CHARGE

During fiscal 1997, the Company signed a distribution agreement with Junghans Uhren GmbH to distribute Movado watches in Germany. As a result of this agreement, the Company closed its German sales office and recorded a charge of approximately $450,000, included in selling, general and administrative expenses, to cover severance and other costs to close the operation. Most of these costs will be paid in the first quarter of fiscal 1998.

NOTE 11 - LEASES, COMMITMENTS AND CONTINGENCIES

Rent expense for equipment and distribution, factory and office facilities held under operating leases was approximately $4,270,000, $3,274,000 and $3,384,000 in fiscal 1997, 1996 and 1995, respectively. Minimum annual rentals at January 31, 1997 under noncancelable operating leases which do not include escalations that will be based on increases in real estate taxes and operating costs are as follows:

                             Year ending January 31,
                                (in thousands):
                     1998                            $ 4,807
                     1999                              4,610
                     2000                              4,177
                     2001                              4,065
                     2002                              3,925
              2003 and thereafter                      9,259
                                                     -------
                                                     $30,843
                                                     =======

The Company has entered into capital leases to finance the cost of enhancing its management information systems in the United States and Switzerland. The gross value of computer equipment recorded under capital leases was $3,848,000 and $3,631,000 as of January 31, 1997 and 1996, respectively. Accumulated depreciation of computer equipment recorded under capital leases was $2,421,000 and $1,959,000 as of January 31, 1997 and 1996, respectively.

Future minimum lease payments for equipment under capital leases at January 31, 1997 are as follows:

                          Year ending January 31,
                             (in thousands):
        1998                                                  $   183
        1999                                                      230
                                                              -------
        Total minimum lease obligations                           413
        Less interest                                             (41)
                                                              -------
        Present value of minimum lease obligations                372
        Less current portion                                     (156)
                                                              -------
        Net amount due after one year                         $   216
                                                              =======

Due to the nature of its business as a luxury consumer goods distributor, the Company is exposed to various commercial losses. The Company believes it is adequately insured against such losses.

NOTE 12 - EMPLOYEE BENEFIT PLANS

Prior to fiscal 1995, the Company maintained two primary benefit plans for its domestic employees; a noncontributory Profit Sharing Plan and an Employee Savings Plan under Section 401(k) of the Internal Revenue Code. Company contributions to the Profit Sharing Plan were at the discretion of the Board of Directors and no such contributions were made in fiscal 1997, 1996 and 1995. Company contributions and expenses of administering the Employee Savings Plan amounted to $127,000, $106,000 and $84,000 in fiscal 1997, 1996 and 1995, respectively.

During fiscal 1995, the Company merged its Profit Sharing Plan with and into the Employee Savings Plan and transferred participants' assets accumulated under the Profit Sharing Plan to the Employee Savings Plan. The merged Plan retains the characteristics of the former Employee Savings Plan.

Effective June 1, 1995, the Company adopted a defined contribution supplemental executive retirement plan ("SERP"). The SERP provides eligible executives with supplemental pension benefits in addition to amounts received under the Company's other retirement plan. The Company makes a matching contribution which vests equally over five years. During fiscal 1997 and 1996, the Company recorded expenses related to the SERP of approximately $138,000 and $42,000, respectively.

On September 23, 1994, the Company entered into a Death and Disability Benefit Plan agreement with the Company's Chairman and Chief Executive Officer. Under the terms of the agreement, in the event of the Chairman's death or disability, the Company is required to make an annual benefit payment of approximately $300,000 to his spouse for the lesser of ten years or her remaining lifetime. Neither the agreement nor the benefits payable thereunder are assignable and no benefits are payable to the estates or heirs of the Chairman or his spouse. Results of operations include an actuarially determined charge related to this plan of approximately $85,000 and $78,000 for fiscal 1997 and 1996, respectively.

Effective concurrently with the consummation of the Company's public offering in the fourth quarter of fiscal 1994, the Board of Directors and the shareholders of the Company approved the adoption of the Movado Group, Inc. 1993 Employee Stock Option Plan (the "Employee Stock Option Plan") for the benefit of certain officers, directors and key employees of the Company. The Employee Stock Option Plan was amended in fiscal 1997 and restated as the Movado Group, Inc. 1996 Stock Incentive Plan (the "Plan"). Under the Plan the Compensation Committee of the Board of Directors, which is comprised of the Company's three outside directors, has the authority to grant incentive stock options and nonqualified stock options to purchase, as well as stock appreciation rights and stock award, up to 800,000 shares of Common Stock. Options granted to participants under the Plan become exercisable in equal installments on the first through fifth anniversaries of the date of grant and remain exercisable until the tenth anniversary of the date of grant. The option price may not be less than the fair market value of the stock at the time the options are granted.

Transactions in stock options under the Plan since fiscal 1995 are summarized as follows:

                                                               WEIGHTED
                                            OUTSTANDING      AVERAGE PRICE      EXERCISABLE
                                              OPTIONS          PER SHARE          OPTIONS
                                            -----------      -------------      -----------
January 31, 1994                              266,000           $14.00
Options granted                                15,000            12.79
Options that became exercisable                                  14.00             41,100
Options terminated                           (60,500)            14.00
                                            -----------      -------------      -----------
January 31, 1995                              220,500            13.90             41,100
Options granted                               107,000            13.99
Options that became exercisable                                                    36,000
Options exercised                            (15,200)            14.00
Options terminated                            (4,000)            14.00
                                            -----------      -------------      -----------
January 31, 1996                              308,300            13.93             77,100
Options granted                               229,000            20.59
Options that became exercisable                                                    62,020
Options exercised                            (19,600)            14.00
Options terminated                            (7,900)            14.00
                                            -----------      -------------      -----------
January 31, 1997                              509,800           $16.92            139,120

At January 31, 1997 and 1996, 273,798 and 176,500 options to purchase shares of Common Stock were available for additional grants, respectively. Options exercisable at January 31, 1997 had a weighted average price of $13.95 per share.

The weighted-average fair value of each option grant estimated on the date of grant using the Black-Scholes option-pricing model is $6.51 and $4.71 per share in fiscal 1997 and 1996, respectively. The following weighted-average assumptions were used for grants in both 1997 and 1996: dividend yield of 2% for all years; expected volatility of 26%, risk-free interest rates of 5.6% and 6.3% for fiscal 1997 and 1996, respectively, and expected lives of 7 years.

The Company applies APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for the Plan.

Had compensation cost for the Company's fiscal 1997 and 1996 grants for stock-based compensation plans been determined based on the fair value at the grant dates and recognized ratably over the vesting period, the Company's net income and net income per common share for fiscal 1997 and 1996 would approximate the pro forma amounts below (in thousands except per share data):

                                            1997                          1996
                                  AS REPORTED     PRO FORMA     AS REPORTED    PRO FORMA
                                  -----------     ---------     -----------    ---------
Net  income                        $  11,692      $  11,392      $   9,724     $   9,651
                                   =========      =========      =========     =========

Net income per common share        $    1.94      $    1.89      $    1.62     $    1.61
                                   =========      =========      =========     =========

The pro forma impact takes into account options granted since February 1, 1995 and is likely to increase in future years as additional options are granted and amortized ratably over the vesting period.

NOTE 13 - GEOGRAPHIC AREAS

The table below provides information pertaining to the Company's operations in different geographic areas. For purposes of discussion, the Company divides its business into two major geographic segments; "domestic", which includes the results of the Company's United States and Canadian operations and "international", which includes the results of all other Company operations. The Company's international operations are principally conducted in Europe. The Company's international assets are substantially located in Europe. Other international operations contributed less than 10% of consolidated net sales and constituted less than 10% of consolidated total assets for all periods presented (in thousands).

                                                    DOMESTIC     INTERNATIONAL     ELIMINATIONS     CONSOLIDATED
FISCAL YEAR 1997:
Revenue from sales to unaffiliated customers        $175,404        $ 39,703        $   --            $215,107
Intercompany sales                                     1,635          84,103          (85,738)
                                                    --------        --------        ---------         --------
Net sales                                           $177,039        $123,806        $ (85,738)        $215,107
                                                    ========        ========        =========         ========

Income from continuing operations before
income taxes                                        $  3,102        $ 12,825        $    (382)        $ 15,545
                                                    ========        ========        =========         ========

Identifiable assets                                 $108,606        $115,007        $ (15,170)        $208,443
                                                    ========        ========        =========         ========

FISCAL YEAR 1996:
Revenue from sales to unaffiliated customers        $146,749        $ 39,118        $   --            $185,867
Intercompany sales                                     2,830          71,656          (74,486)           --
                                                    --------        --------        ---------         --------
Net sales                                           $149,579        $110,774        $ (74,486)        $185,867
                                                    ========        ========        =========         ========

Income from continuing operations before
income taxes                                        $  5,103        $  9,244        $    (747)        $ 13,600
                                                    ========        ========        =========         ========

Identifiable assets                                 $104,770        $121,246        $ (25,636)        $200,380
                                                    ========        ========        =========         ========

FISCAL YEAR 1995:
Revenue from sales to unaffiliated customers        $125,639        $ 35,214        $   --            $160,853
Intercompany sales                                     2,164          74,658          (76,822)           --
                                                    --------        --------        ---------         --------
Net sales                                           $127,803        $109,872        $ (76,822)        $160,853
                                                    ========        ========        =========         ========

Income from continuing operations before
income taxes                                        $  4,728        $  7,273        $    (569)        $ 11,432
                                                    ========        ========        =========         ========

Identifiable assets                                 $ 99,566        $111,074        $ (23,691)        $186,949
                                                    ========        ========        =========         ========

NOTE 14 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents unaudited selected interim operating results of the Company for fiscal 1997 and 1996 (in thousands, except per share amounts):

                                                 QUARTER ENDED

                                                            OCTOBER        JANUARY
                             APRIL 30         JULY 31          31             31
                             ------------------------------------------------------
1997
    Net sales                $ 31,014         $50,751        $76,864        $56,478
    Gross profit             $ 17,351         $27,630        $42,967        $32,128
    Net (loss) income        $   (474)        $ 1,684        $ 7,350        $ 3,132

Per share:
    Net (loss) income        $  (0.08)        $  0.28        $  1.22        $  0.52

1996
    Net sales                $ 28,204         $43,986        $68,079        $45,598
    Gross profit             $ 14,917         $23,311        $36,132        $28,005
    Net (loss) income        $ (1,058)        $ 1,444        $ 6,507        $ 2,831

Per share:
    Net (loss) income        $  (0.18)        $  0.24        $  1.08        $  0.47

Net income for the quarter ended January 31, 1997 includes the effect of a one-time, pre-tax charge of approximately $450,000 in connection with restructuring the Company's German operation. (See Note 10 to Consolidated Financial Statements).

NOTE 15 - SUPPLEMENTAL CASH FLOW INFORMATION

The following is provided as supplemental information to the consolidated statements of cash flows (in thousands):

                                                        FISCAL YEAR ENDED JANUARY 31,
                                                     ----------------------------------
                                                      1997          1996          1995
                                                     ----------------------------------
Cash paid during the year for:
       Interest                                      $5,141        $4,887        $4,464
       Income taxes                                  $4,321        $2,395        $1,217
Non-cash investing and financial activities:
       Equipment acquired under capital lease        $  217        $  422        $   51

NOTE 16 - SUBSEQUENT EVENT

On April 3, 1997 the Company's Board of Directors approved a five-for-four stock split of the Company's common stock. The stock split will become effective April 21, 1997. Financial information contained in this report has not been adjusted to reflect the impact of the common stock split.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
and Shareholders of Movado Group, Inc.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows and changes in shareholders' equity present fairly, in all material respects, the financial position of Movado Group, Inc. and its subsidiaries at January 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/PRICE WATERHOUSE LLP
New York, New York
March 24, 1997, except as to Note 16, which is as of April 3, 1997.